UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻
Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

BOOT BARN HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee paid previously with preliminary materials.
◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Proxy Statement for Annual Meeting of Stockholders

This proxy statement and form of proxy are first being distributed and made available on or about July 17, 2025.

July 17, 2025

Dear Fellow Boot Barn Stockholder:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders of Boot Barn Holdings, Inc., which will be an in-person only meeting held at Boot Barn Holdings, Inc., 17100 Laguna Canyon Road, Irvine, California 92618, on Wednesday, August 27, 2025, at 1:00 p.m. local time.

At the Annual Meeting, we will ask you to elect eight members of our board of directors; vote on a non-binding advisory proposal to approve the compensation paid to our named executive officers for fiscal 2025 (commonly referred to as the “say-on-pay” vote); vote on a non-binding proposal on the frequency of future say-on-pay votes (commonly referred to as the “say-on-frequency” vote); ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2026 fiscal year; and consider such other business as may properly come before the Annual Meeting or any adjournment, continuation, or postponement thereof.

We have elected to provide access to the proxy materials over the internet, other than to those stockholders who request a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to promptly vote and submit your proxy via the internet, by telephone, or by mail, in accordance with the instructions included in the Proxy Statement.

On behalf of the board of directors, we would like to thank you for your continued interest and investment in Boot Barn Holdings, Inc.

Sincerely,

John Hazen

Chief Executive Officer

BOOT BARN HOLDINGS, INC.

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, August 27, 2025, at 1:00 p.m. local time.

Place:	Boot Barn Holdings, Inc., 17100 Laguna Canyon Road, Irvine, California 92618.

Items of Business:	(1)	To elect eight directors to serve until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	(2)	To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2025 (“say-on-pay”).

	(3)	To vote on a non-binding advisory proposal on the frequency of future say-on-pay votes (“say-on-frequency”).

	(4)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2026.

	(5)	To consider such other business as may properly come before the Annual Meeting or any adjournment, continuation, or postponement thereof.

Adjournments, Continuations and Postponements:

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned, continued, or postponed.

Record Date:	Holders of record of our common stock as of the close of business on July 1, 2025 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:

Your vote is very important. All stockholders as of the record date are cordially invited to attend the Annual Meeting and vote in person. To assure your representation at the Annual Meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the Annual Meeting even if you have previously returned a proxy.

By Order of the board of directors,

James M. Watkins Chief Financial Officer and Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about July 17, 2025.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be held on August 27, 2025.

This proxy statement and our 2025 Annual Report to Stockholders, are available at https://envisionreports.com/BOOT and https://investor.bootbarn.com.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this proxy statement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “might,” “will,” “could,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. For these reasons, we caution readers not to place undue reliance on these forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, the factors set forth in Item 1A. Risk Factors – “Summary of Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended March 29, 2025 and our subsequent filings and reports with the Securities and Exchange Commission (“SEC”). Furthermore, the forward-looking statements included in this proxy statement are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.

Websites

Website addresses referenced in this proxy statement are inactive textual references only, and the content on the referenced websites specifically does not constitute a part of this proxy statement and is not incorporated by reference herein.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Wednesday, August 27, 2025
Time:	1:00 p.m. local time
Location:	In-Person Only Meeting Held at Boot Barn Holdings, Inc., 17100 Laguna Canyon Road, Irvine, California 92618
Record Date:	July 1, 2025
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Peter Starrett	For	6
Chris Bruzzo	For	6
Eddie Burt	For	7
John Hazen	For	7
Lisa G. Laube	For	7
Anne MacDonald	For	8
Brenda I. Morris	For	8
Brad Weston	For	9
Advisory vote on the compensation paid to our named executive officers for fiscal 2024	For	51
Advisory vote on the frequency of future say-on-pay votes	One Year	52
Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2026	For	54

Voting Methods

You can vote in one of four ways:

Visit www.envisionreports.com/BOOT to vote VIA THE INTERNET
Call 1-800-652-VOTE (8683) to vote BY TELEPHONE
If you have requested the proxy materials by mail, sign, date, and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the Annual Meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 5:00 p.m. Central Time, on August 26, 2025. Stockholders may revoke their proxies at the times and in the manners described on page 4 of this proxy statement.

If your shares are held in “street name” through a bank, broker, or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank, broker, or other holder of record that holds your shares.

BOOT BARN HOLDINGS, INC.

17100 Laguna Canyon Road

Irvine, California 92618

2025 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy are solicited on behalf of Boot Barn Holdings, Inc., a Delaware corporation (referred to as our “Company,” “we,” “us,” and “our”), by our board of directors (referred to as the “board” and our “board of directors”) for use at the 2025 Annual Meeting of Stockholders (referred to as the “Annual Meeting”), and any adjournments, continuations, or postponements thereof. The Annual Meeting will be an in-person only meeting held at Boot Barn Holdings, Inc., 17100 Laguna Canyon Road, Irvine, California 92618, on Wednesday, August 27, 2025 at 1:00 p.m. local time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the SEC that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials (referred to as the “2025 Notice”) instead of a paper copy of our proxy statement and our 2025 Annual Report to most of our stockholders. The 2025 Notice contains instructions on how to access those documents and vote over the Internet. The 2025 Notice also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2025 Annual Report, and a form of proxy card. We believe that this process will allow us to provide our stockholders the information they need in a timelier manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first released on or about July 17, 2025 to all stockholders entitled to vote at the Annual Meeting.

Record Date

Stockholders of record at the close of business on July 1, 2025, which we have set as the record date, are entitled to notice of and to vote at the Annual Meeting.

Number of Outstanding Shares

On the record date, there were 30,578,522 outstanding shares of our common stock, par value $0.0001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Each stockholder voting at the Annual Meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the Annual Meeting.

Votes Required for Each Proposal

Assuming that a quorum is present, the vote required for each proposal is as follows.

Directors shall be elected by a plurality of the votes cast by shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Therefore, the eight nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

The advisory vote on the compensation of our named executive officers for fiscal 2025 (commonly referred to as a “say-on-pay” proposal) and the proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 28, 2026 each require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. The advisory vote on the frequency of future say-on-pay votes (commonly referred to as a “say-on-frequency” proposal) shall be decided by a plurality vote with the frequency option (one year, two years, or three years) receiving the greatest number of votes.

Although the say-on-pay and say-on-frequency proposals are non-binding, they will provide feedback to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices and the desired frequency of say-on-pay votes, which our compensation committee and our board of directors will consider when determining matters of executive compensation for the years to come.

The vote on each matter submitted to stockholders is tabulated separately. Computershare Trust Company, N.A. (“Computershare”), or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

●	“FOR” each director nominee;

●	“FOR” the “say-on-pay” proposal;

●	“ONE YEAR” for the “say-on-frequency” proposal; and

●	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 28, 2026.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.envisionreports.com/BOOT; call 1-800-652-VOTE (8683) to vote by telephone; or if you have requested the proxy materials by mail, sign, date, and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “FOR” the election of each of the eight nominees for director set forth in this proxy statement, (2) “FOR” the “say-on-pay” proposal, (3) “ONE YEAR” for the non-binding advisory proposal on the frequency of future say-on-pay votes, (4) “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 28, 2026, and (5) as the persons specified in the proxy deem advisable in their discretion on such other matters as may properly come before the Annual Meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your in-person vote will supersede any vote previously cast.

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (“Proposal 1”), the say-on-pay proposal (“Proposal 2”), and the say-on-frequency proposal (“Proposal 3”) are matters deemed to be non-routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposals 1, 2, or 3; as a result, there may be broker non-votes on Proposals 1, 2, or 3. For your vote to be counted on Proposals 1, 2, or 3, you will need to communicate your voting decisions to your broker, bank, or other nominee by the deadline specified in the voting instruction form using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2026 (“Proposal 4”) is a matter deemed to be routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 4.

Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors and the say-on-frequency proposal each require a plurality of votes cast. Neither broker non-votes nor any withhold votes or abstain votes, as applicable, in the election of directors and the say-on-frequency proposal will have any effect thereon. With respect to Proposals 2 and 4, abstentions will have the same effect as votes “against” such proposal because they represent shares present and entitled to vote that are not voted in favor of such proposal. Broker non-votes will have no effect on Proposal 2 because they do not represent shares entitled to vote on such proposal. Broker non-votes are not applicable to Proposal 4, because Proposal 4 is a routine matter, as described above.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via internet, telephone, or mail) bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting alone will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

We have engaged Computershare to be the election inspector. Votes cast by proxy or in person at the Annual Meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Voting Results

The final voting results from the Annual Meeting will be included in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this proxy solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding proxy solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone, text message or e-mail, without additional compensation. We do not expect to engage or pay any compensation to a third-party proxy solicitor.

Householding

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of the 2025 Notice, and as applicable, any additional proxy materials that are delivered. A separate proxy card for each stockholder of record will be included in the printed materials. This procedure reduces our printing costs, mailing costs, and fees. Upon written or oral request, we will promptly deliver a separate copy of the Notice or, if applicable, the printed proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. (1) If you received a single copy of the 2025 Notice or, if applicable, the printed 2025 proxy materials, at a shared address and wish to receive a separate copy of the 2025 Notice or Annual Report or, if applicable, the printed 2025 proxy materials, (2) if you wish to receive separate copies of the Notice of Internet Availability of Proxy Materials or proxy materials in the future, or (3) if you are currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials and proxy materials at a shared address and wish to participate in householding in the future, please notify us by oral request at 949-453-4400 or by sending a written request to our Corporate Secretary at 17100 Laguna Canyon Road, Irvine, California 92618. Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

Availability of our Filings with the SEC and Additional Information

Through our investor relations website, http://investor.bootbarn.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and certain principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended March 29, 2025 (the “Fiscal 2025 Form 10-K”) as filed with the SEC. Any exhibits listed in the Fiscal 2025 Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth in this proxy statement.

All of our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov.

The common stock of our Company is listed on the NYSE.

Information Deemed Not Filed

Our 2025 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Information

We report our results of operations on a 52- or 53-week fiscal year ending on the last Saturday in March, unless April 1 is a Saturday, in which case the fiscal year ends April 1. In a 52-week fiscal year, each quarter includes thirteen weeks of operations; in a 53-week fiscal year, the first, second, and third quarters each include thirteen weeks of operations, and the fourth quarter includes fourteen weeks of operations. Our fiscal years ended on March 29, 2025 and March 30, 2024 were both 52-week periods. Our fiscal year ended on April 1, 2023 was a 53-week year. We refer to our fiscal years ended April 1, 2023, March 30, 2024, and March 29, 2025 as “fiscal 2023,” “fiscal 2024,” and “fiscal 2025,” respectively.

As used in this proxy statement, unless the context otherwise requires, references to the “Company,” “Boot Barn,” “we,” “us,” and “our” refer to Boot Barn Holdings, Inc. and, where appropriate, its subsidiaries.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are managed by our board of directors, which currently consists of eight members, all of whose terms expire at the Annual Meeting. As discussed in Proposal 1 below, the board of directors is pleased to nominate all eight members of our current board of directors to stand for re-election at the Annual Meeting. The following sets out information about the eight director nominees.

Peter Starrett Executive Chairman of the Board Age: 77 Director since: 2011 Chairman since: 2012

Mr. Starrett has served as Chairman of our board of directors since 2012, including as Executive Chairman since November 2024, and as a member of our board of directors since 2011. Mr. Starrett has over 30 years of experience in the retail industry. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and has served as its President since that time. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he was Chairman and Chief Executive Officer at The Children’s Place, a specialty clothing retailer. Prior to that, he held senior executive positions at both Federated Department Stores and May Department Stores, each a department store retailer. Mr. Starrett previously served on the board of directors of Floor & Decor Holdings, Inc. (NYSE: FND), a retailer of hard surface flooring. Mr. Starrett currently serves as a member of the board of directors of several private companies. Mr. Starrett received a bachelor’s degree from the University of Denver and received a master’s degree in business administration from Harvard University. We believe that Mr. Starrett is qualified to serve on our board of directors because of his extensive experience as an officer and director of both public and private companies in the retail industry.

Chris Bruzzo Independent Director Age: 55 Director since: 2021 Committee: Compensation, Chairperson

Mr. Bruzzo joined our board of directors in 2021. Mr. Bruzzo most recently served as Interim Co-Chief Executive Officer, Co-President and on the board of directors of Peloton Interactive, Inc. (Nasdaq: PTON). Mr. Bruzzo has more than 20 years of experience working for global consumer brands, with extensive knowledge in marketing, brand management, digital strategy, and communications. Among other roles, Mr. Bruzzo previously served as the Executive Vice President and Chief Experience Officer of Electronic Arts from 2014 to 2023; Senior Vice President, Channel Brand Management for Starbucks Corporation from 2007 to 2014; Vice President, Marketing and Public Relations for Amazon.com Inc. from 2003 to 2006; and Assistant Vice President, Communications for Regence Blue Shield from 1998 to 2003. Mr. Bruzzo was the founding executive sponsor and advocate for Somos EA, Electronic Arts’ Latinx employee resource group, and he is a member of the Latino Corporate Directors Association. Mr. Bruzzo currently serves as president of the board of Mission Scholars, a non-profit that provides college access to low-income students. Mr. Bruzzo holds a bachelor of arts degree in political science from Whitworth University. We believe that Mr. Bruzzo is qualified to serve on our board of directors because of his extensive experience working for global consumer brands.

Eddie Burt Independent Director Age: 59 Director since: 2021 Committee: Audit

Mr. Burt joined our board of directors in 2021. Mr. Burt currently serves as the Chief Supply Chain Officer of Love’s Travel Stops & Country Stores, Inc. Mr. Burt has over 30 years of experience in the retail industry with extensive knowledge around supply chain and real estate operations. Mr. Burt previously served as the Executive Vice President, Chief Supply Chain Officer of Big Lots Inc. (NYSE: BIG) from 2019 to 2023 and Executive Vice President of Merchandising and Supply Chain for GNC from 2017 to 2018. Prior to that, Mr. Burt worked for PetSmart, Inc. from 2007 to 2015, beginning as Vice President of Distribution and progressing to Senior Vice President of Supply Chain with later movement to Senior Vice President of Real Estate and Development. From 2004 to 2007, he worked as the Director of Domestic Distribution for The Home Depot, Inc. From 1989 to 2004, Mr. Burt worked in various roles within Distribution at Mervyn’s Department Store, which included a two-year developmental assignment running asset protection. Mr. Burt holds a bachelor’s degree in business administration from Morehouse College in Atlanta, Georgia. We believe that Mr. Burt is qualified to serve on our board of directors because of his extensive experience in the retail industry.

John Hazen Director Age: 49 Director since: 2025

Mr. Hazen has been a director and our Chief Executive Officer since May 2025. Prior to that, Mr. Hazen was our Chief Digital Officer from 2018 until his appointment to Interim Chief Executive Officer in November 2024. Prior to joining Boot Barn, Mr. Hazen was with Ring as the SVP of Commerce and Subscriptions from 2017 to 2018. Before joining Ring, Mr. Hazen was employed by True Religion as the SVP of Direct To Consumer from 2014 to 2017, where he oversaw both brick-and-mortar and digital channels. Mr. Hazen has over 20 years of experience in the apparel and footwear industry at companies including Kellwood, Nike, and Fox Racing. He received a bachelor of commerce degree in management information systems from Concordia University in Montreal, Quebec and a master’s degree in business administration from Loyola Marymount University in Los Angeles, California. We believe that Mr. Hazen is qualified to serve on our board of directors because of his extensive omnichannel experience and expertise in the strategic and operational aspects of the retail industry, which he has gained working in the industry for more than 20 years.

Lisa G. Laube Independent Director Age: 62 Director since: 2018 Committees: Compensation Corporate Governance and Nominating, Chairperson

Ms. Laube joined our board of directors in 2018. She previously served as the President of Floor & Decor until her retirement in 2022. She joined Floor & Decor as Executive Vice President and Chief Merchandising Officer in 2012 and was promoted to President in 2020, where she was responsible for Merchandising, Marketing, Training, E-Commerce, and Store Operations. From 2005 to 2011, Ms. Laube was President of Party City Holdco Inc. (“Party City”), where she was responsible for Merchandising, Marketing and E-Commerce, and prior to that she was Party City’s Chief Merchandising Officer. From 2002 to 2004, she was the Vice President of Merchandising for White Barn Candle Company, a division of Bath and Body Works. Prior to that, Ms. Laube worked from 1996 to 2002 at Linens ‘n Things, beginning as a Buyer and progressing to General Merchandising Manager. From 1988 to 1996, she was a Buyer at Macy’s Inc. in the Textiles division. Ms. Laube began her career at Rich’s department store in the Executive Training Program. Ms. Laube currently serves as the chairman of the board of directors of Zoo Atlanta, a zoological park in Atlanta, Georgia, and she is on the Terry Dean’s Advisory Council for the Terry School of Business at the University of Georgia. She graduated from the Terry School of Business, University of Georgia in 1985 with a B.B.A. in Marketing. We believe that Ms. Laube is qualified to serve on our board of directors because of her extensive experience in the retail industry.

Anne MacDonald Independent Director Age: 69 Director since: 2018 Committees: Audit Corporate Governance and Nominating

Ms. MacDonald joined our board of directors in 2018. Ms. MacDonald has over 30 years of experience across marketing disciplines and industries. She started her career in the advertising industry prior to moving to the corporate side in 1993 as VP Brand Management for PepsiCo’s Pizza Hut division. From 1997 to 2011, Ms. MacDonald held the position of Chief Marketing Officer at several Fortune 100 companies, including Citigroup, Macy’s Inc., and Travelers Insurance. Ms. MacDonald has previously served on the public boards of British Insurer, Hiscox Inc., Catalina Marketing Corporation and Rentrak Corporation. From 2014 to 2017 Ms. MacDonald worked as an advisor to Yale University’s start-up incubator, Yale Entrepreneurial Institute. Ms. MacDonald received her bachelor’s degree from Boston College and an MSc. from the University of Bath in England. We believe that Ms. MacDonald is qualified to serve on our board of directors because of her experience as a board member and over 30+ years of experience and insight in marketing, building enduring brands and developing and launching new products.

Brenda I. Morris Independent Director Age: 60 Director since: 2014 Committee: Audit, Chairperson

Ms. Morris has served on our board of directors since 2014. Ms. Morris has over 35 years of experience in finance, accounting and operations roles concentrated in consumer products, food and beverage, retail, and wholesale sectors. Ms. Morris is currently a Partner at CSuite Financial Partners, a financial executive services firm, which she joined in 2015. Ms. Morris most recently served as Interim Chief Executive Officer and on the board of directors of Xponential Fitness Inc. (NYSE: XPOF) from 2019 to May 2025. Ms. Morris has served since 2021 on the board of directors for iHerb Holdings, LLC, a health and wellness retailer. Ms. Morris formerly served on the Pacific Lutheran University Board of Regents from 2011 until 2020. From 2015 until 2022, Ms. Morris served on the board of directors for Duluth Holdings Inc. (Nasdaq: DLTH). Ms. Morris is a board member for National Association of Corporate Directors, Pacific Southwest Chapter. Ms. Morris has served on several non-profit boards in various capacities during her career. Ms. Morris holds a NACD Directorship Certification® and NACD Cyber-Risk Oversight Certification®, the leading-edge board certifications on governance issues demonstrating a commitment to the profession of directorship. Ms. Morris is a CPA (inactive), Certified Management Accountant and Certified Global Management Accountant. From 2016 to 2019, Ms. Morris was the Chief Financial Officer of Apex Parks Group, a company operating amusement parks and family entertainment centers. Ms. Morris previously served at Hot Topic, Inc., a specialty retailer, as Senior Vice President, Finance from 2015 to 2016. Ms. Morris previously served as Chief Financial Officer for 5.11 Inc., a tactical gear and apparel wholesaler and retailer, from 2013 to 2015, as Chief Financial Officer for Love Culture, a young women’s fashion retailer, from 2011 to 2013, and as Chief Financial Officer for Icicle Seafoods, Inc., a premium seafood processor and distributor, from 2009 to 2011. Ms. Morris was also Chief Operating Officer and Chief Financial Officer of iFloor.com from 2007 to 2009, Chief Financial Officer of Zumiez Inc. from 2003 to 2007, and Director of Finance and Vice President/Chief Financial Officer of K2 Corporation from 1999 to 2003. Ms. Morris holds a B.A. in business administration with a concentration in accounting from Pacific Lutheran University and an M.B.A. from Seattle University. We believe that Ms. Morris is qualified to serve on our board of directors because of her extensive experience in accounting, finance and executive management.

Brad Weston Independent Director Age: 60 Director since: 2018 Committee: Audit

Mr. Weston joined our board of directors in 2018. Mr. Weston currently serves as the Chief Executive Officer and as a director of At Home Group Inc. (“At Home”), which began in June 2024. On June 16, 2025, At Home filed a voluntary Chapter 11 bankruptcy petition within the U.S. Bankruptcy Court for the District of Delaware. Prior to joining At Home, Mr. Weston served as the Chief Executive Officer and as a director of Party City (NYSE: PRTY) from 2020 until November 2023. Mr. Weston joined Party City in 2019, serving as President of Party City and Chief Executive Officer of Party City Retail Group before becoming Chief Executive Officer of Party City in 2020. On January 17, 2023, Party City filed a voluntary Chapter 11 bankruptcy petition within the U.S. Bankruptcy Court for the Southern District of Texas and emerged from bankruptcy in October 2023; however, on December 21, 2024, Party City initiated voluntary Chapter 11 proceedings in the U.S. Bankruptcy Court for the Southern District of Texas to accomplish an orderly wind down of its business. Prior to his time at Party City, Mr. Weston worked for Petco from 2011 to 2018, first as Executive Vice President and Chief Merchandising Officer overseeing all merchandising activities, including buying, operations, planning and inventory, sourcing, private brand, store design, and Petco’s marketing and e-commerce, and then as Chief Executive Officer from 2016 to 2018. Prior to joining Petco, Mr. Weston served as Senior Vice President and Chief Merchandising Officer for Dick’s Sporting Goods, Inc., Golf Galaxy, and dicksportinggoods.com. Previously, Mr. Weston was Senior Vice President, General Merchandise Manager for May Merchandising Company in St. Louis. Mr. Weston started his career as an executive trainee with Robinsons-May in Los Angeles, and eventually became Senior Vice President and General Merchandise Manager. Mr. Weston served on the board of directors of Vera Bradley, Inc. (Nasdaq: VRA), a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts, from January 2024 to July 2024. Mr. Weston served on the board of directors of National Retail Federation, the world’s largest retail trade association, from 2017 to 2018. Mr. Weston holds a bachelor’s degree in business administration with a finance and marketing emphasis from the University of California, Berkeley. We believe that Mr. Weston is qualified to serve on our board of directors because of his extensive experience in the retail industry.

Board Structure and Director Independence

Currently our board of directors consists of eight directors. Our amended and restated bylaws provide that our board of directors will consist of the number of directors that our board of directors may determine from time to time, up to a maximum of nine directors. Our board of directors has determined that Mr. Bruzzo, Mr. Burt, Ms. Laube, Ms. MacDonald, Ms. Morris, and Mr. Weston are currently independent for the purpose of serving on our board of directors under the independence standards promulgated by the NYSE. As Mr. Hazen is our Chief Executive Officer, and Mr. Starrett is the Executive Chairman of the Board, they are not considered independent under the NYSE listing standards.

Board Leadership Structure

Our board of directors does not have a policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the board. It is the view of the board that rather than having a rigid policy, the board of directors, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Starrett serving as our Executive Chairman of the board and Mr. Hazen serving as our Chief Executive Officer. Mr. Starrett, who has been Chairman of the board of directors since 2012, was appointed by the board as Executive Chairman on November 22, 2024, to support Mr. Hazen’s transition into the Chief Executive Officer role, following the resignation of the Company’s previous Chief Executive Officer. Our board of directors believes that separating the roles of Chief Executive Officer and Chairman provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. By segregating the roles of the Chairman and the Chief Executive Officer, we reduce any duplication of effort between the Chief Executive Officer and the Chairman of the board. We believe that this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of our Company in the eyes of our customers, employees and other stakeholders. As Executive Chairman of the board, Mr. Starrett, among other responsibilities, presides over regularly scheduled meetings of the board of directors, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate.

The Board’s Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes. Our board of directors, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. The board executes its oversight duties in part by assigning responsibility to committees of the board to oversee the management of certain risks that fall within their respective areas. In performing this function, each board committee has full access to management, as well as the ability to engage outside advisors. The chair of each committee reports on the applicable committee’s activities at each board meeting and has the opportunity to discuss risk management with the full board at that time.

Board
The full board has primary responsibility for risk oversight. The board executes its oversight duties through:
-Assigning specific oversight duties to appropriate board committees
-Engaging in periodic briefing and informational sessions by management addressing: (1) the types of risk the Company faces; and (2) processes for risk identification, mitigation, and control
Audit Committee
-Reviews and discusses with management the Company's major financial risk exposures and the actions that management has taken to monitor and control such exposures
-Reviews the performance and independence of the Company's independent auditors and the performance of the Company's internal audit
-Responsible for cybersecurity risk oversight
-Discusses guidelines and policies with respect to risk assessment and risk management
Compensation Committee
-Reviews and oversees the risk assessment related to the Company's compensation programs and reports the results to the board
Nominating and Corporate Governance Committee
-Reviews and oversees risks related to board succession planning
-Reviews and oversees risks related to corporate governance policies and practices
-Reviews and oversees risks related to environmental, social and governance

Compensation Risk Management and Other Policies

Compensation Risk Assessment

In fiscal 2025, the Compensation Committee’s independent compensation consultant, Korn Ferry (US) (“Korn Ferry”), supported management and the compensation committee in conducting their risk assessment of our incentive compensation plans and practices. Included in the review were all cash and equity-based incentive plans, insider trading prohibitions, and independent oversight by the compensation committee. Management and the compensation committee evaluated these compensation policies and practices to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the Company. They considered the Company’s growth and return performance, the mix of compensation between fixed and variable pay, financial and non-financial metrics, and the time horizon of the compensation policies in place. As a result of this analysis, as well as the regular review of compensation policies and practices, management and the compensation committee have concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Accordingly, there were no material adjustments made to our compensation policies and practices. We will continue to monitor our compensation policies and practices to determine whether our risk management objectives are being met with respect to incentivizing the Company’s executive officers.

Insider Trading Policy and Policies Prohibiting Hedging, Pledging, and Speculative or Short-Term Trading

Our Insider Trading Policy (the “Insider Trading Policy”) applies to all directors, officers, and employees of the Company and its subsidiaries, as well as the Company itself. We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations with respect to the purchase, sale, and/or other dispositions of the Company’s securities, as well as the applicable rules and regulations of the New York Stock Exchange.

Additionally, our Insider Trading Policy prohibits employees (including executive officers) and directors of the Company and its subsidiaries (each an “Associated Person”) and members of an Associated Person’s immediate family who live in the same household as such Associated Person (each a “Covered Person”) from pledging, hypothecating, or otherwise encumbering shares of the Company’s stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account or any other account that could cause the Company’s stock to be subject to a margin call or otherwise be available as collateral for a margin loan.

The Insider Trading Policy also prohibits Covered Persons from engaging in short sales (sales of securities that are not currently owned by the seller), short-term trading, transactions in put or call options, margin trading, or other inherently speculative transactions with respect to Company securities at any time.

Board Participation

Our board of directors held seven meetings in fiscal 2025. During fiscal 2025, each of our directors attended 75% or more of all of the meetings of our board of directors and of the committees on which he or she served. We regularly schedule executive sessions in which independent directors meet without the presence or participation of management.

While we do not have a formal policy on directors’ attendance at annual meetings, we encourage our directors to attend each annual meeting of stockholders. All of our directors who were directors at the time of our 2024 annual meeting attended the 2024 annual meeting of stockholders either in person or by telephone, with the exception of Ms. Morris.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our audit committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the audit committee is responsible for the following:

●	assisting the board of directors in oversight of our independent registered public accounting firm’s qualifications, independence and performance;

●	the engagement, retention, oversight, evaluation, and compensation of our independent registered public accounting firm;

●	reviewing the scope of the annual audit;

●	reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC;

●	reviewing our risk assessment and risk management processes;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

●	establishing procedures for receiving, retaining, and investigating complaints received by us regarding accounting, internal accounting controls or audit matters;

●	approving audit and permissible non-audit services provided by our independent registered public accounting firm; and

●	reviewing the performance of the audit committee, including compliance with its charter.

Our audit committee is composed of Brenda I. Morris, the chair of the committee, Eddie Burt, Anne MacDonald, and Brad Weston. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the NYSE. Our board of directors has determined that Ms. Morris is an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Ms. Morris, Mr. Burt, Ms. MacDonald, and Mr. Weston are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our audit committee has a written charter that sets forth the audit committee’s purpose and responsibilities. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 16.

Our audit committee met four times during fiscal 2025.

Compensation Committee

Our compensation committee adopts, administers, and reviews the compensation policies, plans, and benefit programs for our executive officers and all other members of our executive team. Among other matters, the compensation committee is responsible for the following:

●	evaluating annually the performance of our Chief Executive Officer in consultation with the board of directors;

●	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

●	determining the compensation of our Chief Executive Officer based on its evaluation and review;

●	reviewing and approving the compensation of all other executive officers;

●	adopting and administering our equity compensation plans;

●	overseeing and monitoring compliance with our policies regarding the recovery or “clawback” of compensation;

●	overseeing our hedging and pledging policies applicable to executive officers and directors;

●	making recommendations regarding non-employee director compensation to the full board of directors;

●	overseeing our stock ownership guidelines for executive officers and directors;

●	assessing the risks related to the Company’s compensation policies, practices, and programs;

●	reviewing the performance of the compensation committee, including compliance with its charter; and

●	retaining and supervising compensation consultants and other advisors to the compensation committee and evaluating independence and conflict of interest issues with respect to these advisors to ensure compliance with applicable laws and listing standards.

The compensation committee may form, and may delegate any of its responsibility to, subcommittees as it deems necessary or appropriate, in its sole discretion; provided, however, the compensation committee may not delegate to a subcommittee any power or authority required by any law, regulation, or listing standard to be exercised by the compensation committee as a whole. To the extent permitted by applicable laws, rules, and regulations and the Company’s incentive compensation plans and equity-based compensation plans, the compensation committee may delegate to management the administration of such incentive compensation plans and equity-based compensation plans for persons not subject to the reporting requirements of Section 16 of the Exchange Act.

Our compensation committee is composed of Chris Bruzzo, the chair of the committee, and Lisa G. Laube. Mr. Bruzzo and Ms. Laube are both independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our compensation committee has a written charter that sets forth the committee’s purpose and responsibility. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 16.

Our compensation committee met five times during fiscal 2025.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation, and nomination of director candidates and the structure and composition of committees of our board of directors. Among other matters, the nominating and corporate governance committee is responsible for the following:

●	identifying individuals qualified to become board members;

●	overseeing our corporate governance guidelines;

●	overseeing environmental, social, and governance;

●	approving our committee charters;

●	overseeing compliance with our Code of Business Conduct and Ethics;

●	contributing to succession planning;

●	reviewing actual and potential conflicts of interest of our directors and officers;

●	overseeing the management evaluation process;

●	overseeing the board self-evaluation process; and

●	reviewing the performance of the nominating and corporate governance committee, including compliance with its charter.

Our nominating and corporate governance committee is composed of Lisa G. Laube, the chair of the committee, and Anne MacDonald. Ms. Laube and Ms. MacDonald are both independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our nominating and corporate governance committee has a written charter that sets forth the committee’s purpose and responsibilities. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 16.

Our nominating and corporate governance committee met four times during fiscal 2025.

Identifying and Evaluating Director Candidates

Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the nominating and corporate governance committee may do so by writing to the Corporate Secretary at 17100 Laguna Canyon Road, Irvine, California 92618, and providing the requisite information as set forth in our amended and restated bylaws, including, without limitation, the recommended nominee’s name, biographical data, and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, and professional experience, and the extent to which the nominee would fill a present need on our board of directors.

Board Make-Up

We do not have a formal policy regarding the consideration of diversity when evaluating director candidates.

The below charts show the diversity of our board members as of May 5, 2025 (based on the self-identification information provided by, and consented to the public disclosure of, our directors):

38%

3 of 8

Directors are Female

Lisa Laube, Anne MacDonald, Brenda Morris

25%

2 of 8

Directors are Racially and/or Ethnically Diverse

Eddie Burt, Chris Bruzzo

1
2
4
1
40's
50's
60's
70's

61 Years

Average Age

(as of 5/5/2025)

75%

6 of 8

Directors are Independent

3
3
2
0-5 Years
5-10 Years
10+ Years

6.6 Years

Average Tenure

(as of 5/5/2025)

Environmental, Social, and Governance (ESG) Matters

We are committed to operating our business in a way that respects ESG strategies. We believe in quality products and good value. We believe in community and our duty to act in the best interest of our customers, shareholders and the environment. These fundamental values guide us in our efforts to be a socially responsible and environmentally conscious Company.

Environmental

As an organization, we strive to reduce our environmental impact as we grow across the United States. We believe in making decisions that not only support the growth and success of our Company, but that also help us take action to care for our environment.

We have adopted environmentally friendly initiatives in many of our stores, including using reusable 3.0-millimeter recyclable poly shopping bags in all stores with the exception of stores where we are required by local jurisdictions to use 70% post-consumer paper shopping bags. Additional environmentally friendly initiatives in our stores include installing LED lighting in new stores, implementing Title 24, utilization of programmable and lockable thermostats in retail locations, retrofitting to more energy efficient lighting in existing stores, adding low-flush toilets to save water, joining local recycling programs, utilizing janitorial products that are ecofriendly and water based, and upgrading to more environmentally friendly freon for our HVAC units. We have also recently engaged in an initiative to proactively replace aged HVAC units in our stores with new ENERGY STAR-rated HVAC units. We believe that this initiative will help to reduce store utility costs per square foot and accelerate our use of environmentally friendly freon in our HVAC units. During fiscal 2025, we began the process of installing energy management systems in a number of our stores. These systems monitor and control the performance of HVAC, lighting and exterior store signage. The installation of these systems is intended to assist in reducing downtime, monitor HVAC systems for self-correcting resolutions, and improve energy efficiency. We plan to expand this program in fiscal 2026 to all of our new stores and an additional group of existing stores. In our distribution centers, we use shipping boxes made from 70% post-consumer product, recycle pallets, and corrugated boxes, utilize a professional warehouse management system that operates in an efficient environment, and strive to utilize propane or natural gas over oil-based fuels.

Social

We are committed to partnering with manufacturers and brands that run their business and treat their employees under fair, responsible, and ethical standards. We expect all our suppliers, vendors, and business partners to share in our concern for human rights and require them to not tolerate illegal, unethical, abusive, or immoral behavior or to allow poor, inappropriate working conditions. Our Human Rights Policy can be found at https://investor.bootbarn.com/governance/Environment-Social-and-Governance/default.aspx. We have standards that are in line with common, expected industry practices and international laws. All agents and factories are expected to comply with these standards in order to conduct business with us. We are committed to ensuring that fair labor practices are followed with all our partners. We require workers to be employed in conditions that are safe, free of harassment, abuse, and without discrimination and do not tolerate child labor or forced labor of any kind. We contract with a third‐party factory monitoring firm to conduct annual audits of exclusive brand partner factories that directly supply merchandise to our Company.

We are proud supporters of the local communities where we operate. In addition to supporting organizations that help members of our military, we also provide veteran and active U.S. military discounts. Each year we sponsor events and donate funds to charities and organizations that help individuals in need. We operate The Boot Barn Boot Straps Fund (“Boot Straps”) to provide short-term financial assistance to Boot Barn employees in the event of unforeseen qualified personal hardships. Boot Straps is an employee-supported charity where every dollar donated goes to an employee in need. The Company also contributes to Boot Straps.

Governance

Our board of directors has adopted corporate governance guidelines to help it fulfill its responsibilities to the Company’s stockholders to oversee the work of management and the Company’s business and operations. These guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. For more information on these corporate governance guidelines, please refer to https://investor.bootbarn.com/governance/governance-documents/default.aspx. Our board of directors has also adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees. Among other things, our Code of Business Conduct and Ethics promotes honest and ethical conduct, compliance with applicable governmental laws, rules and regulations, and the protection of Company assets.

Our ESG management committee reports regularly to the nominating and corporate governance committee of our board of directors. This committee is responsible for assessing our practices and striving to operate in a more responsible manner. For the latest information on our efforts, please refer to the Environmental, Social and Governance page of our investor website at https://investor.bootbarn.com/governance/Environment-Social-and-Governance/default.aspx.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by our board of directors. Our board of directors has also adopted corporate governance guidelines and a Code of Business Conduct and Ethics that applies to all of our employees, including our executive officers and those employees responsible for financial reporting, and our non-employee directors. As required under the applicable rules and regulations of the SEC and the NYSE, our Code of Business Conduct and Ethics addresses, among other things, conflicts of interest, public disclosure, corporate opportunities, confidentiality, fair dealing, protection and proper use of listed Company assets, compliance with laws, rules and regulations, whistleblowing, and enforcement provisions. Any waiver of our Code of Business Conduct and Ethics with regard to a director or executive officer may only be authorized by our board of directors or the audit committee. We intend to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on our website to the extent required by applicable rules and regulations of the SEC and the NYSE. We post on our website, at http://investor.bootbarn.com, the charters of our audit, compensation, and nominating and corporate governance committees and our corporate governance guidelines and the Code of Business Conduct and Ethics referenced above. These documents are also available in print free of charge to any stockholder requesting a copy in writing from our Corporate Secretary at 17100 Laguna Canyon Road, Irvine, California 92618.

Communications with Our Board of Directors

Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our Corporate Secretary at 17100 Laguna Canyon Road, Irvine, California 92618.

All such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Executive Chairman of our board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our nominating and corporate governance committee recommended, and the board of directors nominated, each of the following eight individuals to stand for election at the Annual Meeting:

●	Peter Starrett

●	Chris Bruzzo

●	Eddie Burt

●	John Hazen

●	Lisa G. Laube

●	Anne MacDonald

●	Brenda I. Morris

●	Brad Weston

Each nominee is currently serving as a director and, with the exception of Mr. Hazen, was elected at our 2024 annual meeting of stockholders. Mr. Hazen was appointed to the board on May 1, 2025. Each nominee has consented to serve a one-year term if elected, concluding at the 2026 annual meeting of stockholders. Biographical information about each of our director nominees, is contained under “Our Board” above. At the Annual Meeting, eight directors will be elected to our board of directors.

Required Vote

The eight nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these eight nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTOR COMPENSATION

Our board of directors has adopted a compensation policy for our directors who are not our employees (“Outside Directors”). The board of directors periodically reviews the Outside Director compensation policy to ensure that it is competitive, effective in attracting and retaining high-caliber directors, and aligns with market practice. Upon the recommendation of Korn Ferry, effective for fiscal 2025, the board of directors approved the following changes to the Outside Director compensation policy:

●	The annual director cash retainer was increased from $75,000 to $95,000;
●	The annual non-executive chairman cash retainer was increased from $100,000 to $150,000;
●	The annual audit committee chair cash retainer was increased from $20,000 to $25,000;
●	The annual compensation committee chair cash retainer was increased from $15,000 to $20,000;
●	The annual nominating and corporate governance committee chair cash retainer was increased from $10,000 to $20,000; and
●	The market value of the annual Outside Director equity award was increased from $110,000 to $145,000.

The aforementioned cash retainers are paid quarterly. Outside Directors are also entitled to reimbursement of reasonable expenses relating to attendance at board of directors and board committee meetings.

The annual Outside Director equity award is granted pursuant to our 2020 Equity Incentive Plan and consists of restricted stock units (“RSUs”), payable in shares of our common stock. The RSUs are subject to time-based vesting conditions that lapse on the first anniversary of the date of grant, subject to continued service as a member of our board of directors. Settlement in respect of the RSUs is made upon the satisfaction of the applicable vesting requirements; however, our Outside Directors may elect to defer receipt of such shares of common stock.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our Company and further align their interests with those of our stockholders. Accordingly, our Outside Directors are subject to the Company’s Stock Ownership Guidelines (see page 30 of this proxy statement for more information regarding our Stock Ownership Guidelines for Outside Directors).

Director Compensation Table

The following table sets forth a summary of the compensation paid to our Outside Directors in fiscal 2025.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	All Other Compensation	Total
Peter Starrett (2)	$-	$-	$-	$-	$-
Chris Bruzzo	115,000	144,974	-	-	259,974
Eddie Burt	95,000	144,974	-	-	239,974
Lisa G. Laube	115,000	144,974	-	-	259,974
Anne MacDonald	95,000	144,974	-	-	239,974
Brenda Morris	120,000	144,974	-	-	264,974
Brad Weston	95,000	144,974	-	-	239,974
(1)	The amounts in this column reflect the aggregate grant date fair value of each restricted stock unit award granted during the fiscal year, computed in accordance with ASC 718. The RSUs granted include 1,298 RSUs, calculated by dividing the $145,000 intended value by the closing stock price of $111.69 on the grant date of May 16, 2024. The valuation assumptions used in determining such amounts are further described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 29, 2025.
(2)	On November 22, 2024, Peter Starrett was named Executive Chairman, and thus ceased to be an Outside Director. Please see the Summary Compensation Table on page 32 for Mr. Starrett’s fiscal 2025 compensation information.

The following table lists all outstanding equity awards held by our Outside Directors as of March 29, 2025. The market value is based upon the closing stock price of $104.17 on March 28, 2025, the last trading day of fiscal 2025. Equity awards held by Outside Directors consist solely of RSUs.

	Stock Awards
Name (1)	Date of Grant	Shares/units not vested (#)		Market value of units not vested ($)
Chris Bruzzo	5/16/2024	1,298	(2)	135,213

Eddie Burt	5/16/2024	1,298	(2)	135,213

Lisa Laube	5/16/2024	1,298	(2)	135,213

Anne MacDonald	5/16/2024	1,298	(2)	135,213

Brenda Morris	5/16/2024	1,298	(2)	135,213

Brad Weston	5/16/2024	1,298	(2)	135,213
(1)	As of March 29, 2025, Peter Starrett was Executive Chairman of the board, and not considered an outside director. Therefore, Mr. Starrett has been excluded from the table.
(2)	The RSUs held by the director as of March 29, 2025 vested fully on the one-year anniversary of the grant date, which was following the completion of fiscal 2025.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of July 1, 2025:

Name	Age	Position
John Hazen	49	Chief Executive Officer and Director
Peter Starrett	77	Executive Chairman of the Board of Directors
James M. Watkins	50	Chief Financial Officer and Secretary
Laurie Grijalva	67	Chief Merchandising Officer
Jonathon Kosoff	48	Chief Digital Officer
Michael A. Love	64	Chief Retail Officer

John Hazen. See page 7 of this proxy statement for information regarding Mr. Hazen.

Peter Starrett. See page 6 of this proxy statement for information regarding Mr. Starrett.

James M. Watkins. Mr. Watkins has been our Chief Financial Officer and Secretary since 2021. He has worked for the Company in a variety of roles since 2014, most recently as our Senior Vice President, Finance and Investor Relations. Prior to joining Boot Barn, Mr. Watkins was the Vice President, Corporate Controller and Principal Accounting Officer of Mindspeed Technologies, a publicly traded semiconductor company. Prior to Mindspeed, he worked as an auditor at Ernst & Young for 12 years. Mr. Watkins is a Certified Public Accountant in the State of California and received a bachelor of science degree in accounting from Brigham Young University.

Laurie Grijalva. Ms. Grijalva has been our Chief Merchandising Officer since 2014. She joined Boot Barn in 1993 as Senior Merchant and has served in a variety of capacities since that time, including Vice President of Buying and Merchandising from 2004 to 2014. Prior to joining Boot Barn, she was employed by LeRoy Knitted Sportswear from 1981 to 1988 and Los Angeles-based Grunwald Marx Apparel from 1990 to 1993, where her primary duties were line building and exclusive brand production. She received a bachelor of arts degree in communications from California State University, Fullerton and a master’s degree in business administration from the Argyros School of Business at Chapman University.

Jonathon Kosoff. Mr. Kosoff has served as our Chief Digital Officer since January 2025. Prior to joining Boot Barn, Mr. Kosoff was the Chief Digital Officer for Tilly’s, Inc. from 2020 to January 2025. Before joining Tilly’s, Inc., Mr. Kosoff served as

Vice President of E-commerce and Performance Marketing at Taco Bell, a subsidiary of Yum! Brands, Inc., from 2018 to February 2020. Prior to that, he served in a variety of roles at Hot Topic, Inc. from 2012 to 2017, most recently as its Senior Vice President of E-commerce and Customer Relationship Management. Mr. Kosoff received a bachelor of arts degree in economics from the University of California, Santa Barbara and a master’s degree in business administration from the University of California, Irvine.

Michael A. Love. Mr. Love has been with Boot Barn since 2014. He has served as our Chief Retail Officer since 2022. He previously served as Senior Vice President of Stores from 2018 through 2022, after previously serving as Senior Vice President of Marketing and Merchandise Planning from 2017 to 2018 and Vice President of Merchandise Planning from 2014 to 2017. Prior to joining Boot Barn, Mr. Love was with Claire’s Stores, Inc. from 2010 to 2014, where Mr. Love served as Vice President of Merchandise Planning and Allocation. Before joining Claire’s Stores, Inc., Mr. Love served as Vice President Divisional Planning Manager for Kohl’s Corporation from 2008 to 2010. Mr. Love served in a variety of merchandising and planning roles first at Federated Department Stores, then at May Department Stores Company, Inc. and Macy’s Inc.

Each of our executive officers serves at the discretion of our board of directors (subject to the terms of their respective employment agreements described below) and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is composed of Chris Bruzzo and Lisa G. Laube. Neither of these individuals had any contractual or other relationships with us during fiscal 2025 except as directors.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 29, 2025 for filing with the SEC.

Chris Bruzzo, Chairperson
Lisa G. Laube

The information contained in the “Compensation Committee Report” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act unless and only to the extent that the Company specifically incorporates it by reference.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis (“CD&A”), we address our philosophy, programs and processes related to the compensation paid or awarded for fiscal 2025 to our named executive officers (“NEOs”) listed in the Summary Compensation Table for fiscal 2025 that follows this discussion.

Our NEOs for fiscal 2025 were:

●	John Hazen, Chief Executive Officer;[1]

●	James M. Watkins, Chief Financial Officer and Secretary;

●	Peter Starrett, Executive Chairman of the Board of Directors;[2]

●	Laurie Grijalva, Chief Merchandising Officer;

●	Michael A. Love, Chief Retail Officer; and

●	James G. Conroy, Former President and Chief Executive Officer.[3]
(1)	Mr. Hazen served as the Company’s Chief Digital Officer until November 22, 2024 when he was appointed Interim Chief Executive Officer. In May 2025, Mr. Hazen was appointed the Company’s Chief Executive Officer on a permanent basis.
(2)	Mr. Starrett served as the Non-Executive Chairman of the board until he was appointed Executive Chairman effective November 22, 2024.
(3)	Mr. Conroy resigned as the Company’s President and Chief Executive Officer effective November 22, 2024.

Highlights of Fiscal 2025 Business Performance

We believe that our NEOs were instrumental in helping us perform well in fiscal 2025, as evidenced by the following:

●	net sales increased 14.6% over fiscal 2024 to $1.911 billion;
●	same store sales increased 5.5% compared to fiscal 2024;
●	net income was $180.9 million, or $5.88 per diluted share, compared to $147.0 million, or $4.80 per diluted share, in fiscal 2024; and
●	the Company opened 60 new stores, bringing its total store count to 459 (as of March 29, 2025).

For more information on our financial results for fiscal 2025, see the Fiscal 2025 Form 10-K, filed with the SEC on May 15, 2025.

Fiscal 2025 Compensation

Compensation Philosophy and Objectives

Our compensation committee (the “Committee”), which is composed of independent directors, oversees the design and administration of our compensation program and evaluates it against competitive practices, legal and regulatory developments, and corporate governance trends. We strive to avoid problematic pay practices and maintain compensation plans that reinforce a performance-based Company culture, as follows:

What We Do
*	Review total compensation relative to a peer group of companies in similar business sectors, notably specialty retailers, of comparable size and complexity
*	Tie short-term incentives to achievement of financial and strategic metrics
*

Deliver a significant percentage of target annual compensation in the form of variable compensation tied to performance and align long-term incentive compensation objectives with the creation of stockholder value

*	Use an independent compensation consultant retained directly by the Committee that provides no other services to the Company
*	Assess annually potential risks relating to our compensation policies and practices
*	Maintain stock ownership guidelines for our executives and non-employee directors
*	Maintain a recoupment (or “clawback”) policy that provides for the clawback of certain incentive-based compensation

What We Don’t Do
*	Incentivize participants to take excessive risks
*	Allow margining, derivative, or speculative transactions, such as hedges and margin accounts, by executive officers
*	Provide excessive severance or excessive perquisites
*	Provide excise tax gross-ups related to change-in-control or other payments
*	Allow for repricing of stock options without stockholder approval
*	Provide “single-trigger” change-in-control cash payments or equity acceleration

Pay Philosophy

Our pay philosophy has been established to allow us to attract and retain talented individuals that can drive business success and create stockholder value. Key aspects of our pay philosophy are to:

●	Target an overall pay structure that includes base salary, bonuses, and equity awards that are based upon both market and performance measures.
●	Emphasize pay for performance with clear objectives and strong alignment between results and pay delivery. The Committee also believes that NEOs should have more variable pay tied to Company performance.

●	Provide a meaningful focus on performance achievement that is aligned with stockholder interests.

2024 Say-on-Pay Vote

Each year, we hold an advisory vote to approve the compensation of our NEOs. The Committee reviews and considers the outcome of the say-on-pay vote and will consider feedback from stockholders and the investment community on our executive compensation program and our compensation practices. Last year, 98% of stockholder votes cast were to approve our NEO compensation program for fiscal 2024. In light of our stockholders’ continued strong support for our executive compensation program, no material changes were made as a result of the say-on-pay vote at the 2024 Annual Meeting.

Elements of Our Executive Compensation Program

For fiscal 2025, our executive compensation program consisted of the following four elements of total compensation:

1.	Base salary

2.	Short-term performance-based cash bonus

3.	Long-term equity incentives

4.	Other compensation (benefits and minimal perquisites)

We do not have formal policies relating to the allocation of total compensation among the various elements of our compensation program. The Committee generally allocates compensation between short-term and long-term components and between cash and equity in a manner that it believes will maximize executive performance and retention. The variable pay elements (annual cash incentive and long-term equity incentive awards) comprise an increasingly larger proportion of total target compensation of our senior executives as position level increases. This is consistent with the Committee’s belief that these variable elements of compensation more closely align management’s interests with our financial performance and with our stockholders’ interests.

Based on our fiscal 2025 target direct compensation (including grant date fair value of equity awards and annual bonus amounts at target), 77% of our current Chief Executive Officer’s (“CEO”) target direct compensation and an average of 74% of the target direct compensation for the other NEOs (excluding our former CEO) was variable, because it was realized only if the applicable financial performance goals were met and/or its value is tied to our stock price. The charts below demonstrate our performance-aligned pay mix.

The chart above reflects Mr. Hazen’s total fiscal 2025 compensation, inclusive of his compensation as the Company’s Chief Digital Officer (from March 31, 2024 until November 21, 2024) and as Interim CEO (from November 22, 2024 through March 29, 2025).

As noted above, Mr. Conroy resigned as our CEO effective November 22, 2024. Accordingly, he is excluded from the above charts.

Base Salary

Base salary is structured and intended to provide a base-line level of fixed compensation to our NEOs to serve as the platform for our pay-for-performance program. The base salaries of our NEOs are intended to reflect the position, duties, and responsibilities of each NEO and the market for base salaries of similarly situated executives at other companies of similar size and in similar industries. Base salaries for our NEOs were increased in fiscal 2025 by the Committee after reviewing and considering (i) the experience, skills, and performance levels of each NEO, (ii) any material changes to the individual’s role and responsibilities during the year, (iii) each NEO’s relative pay level against peer group companies, and (iv) the CEO’s recommendations (for positions other than his own). Additionally, Mr. Hazen and Mr. Watkins each received base salary increases in November 2024 in connection with Mr. Hazen’s appointment as Interim CEO and Mr. Watkins’s assumption of additional responsibilities related to the CEO transition. Base salaries for our NEOs as of the end of fiscal 2025 and fiscal 2024 are listed below.

Name	Fiscal 2025 Base Salary		Fiscal 2024 Base Salary	Percent Change
John Hazen	$850,000	(1)	$550,000	55%
James M. Watkins	625,000	(2)	525,000	19
Peter Starrett	750,000		(3)	N/A
Laurie Grijalva	550,000		525,000	5
Michael A. Love	500,000		475,000	5
James G. Conroy	1,050,000		1,000,000	5
(1)	Effective November 22, 2024, Mr. Hazen’s base salary increased from $575,000 to $850,000.
(2)	Effective November 22, 2024, Mr. Watkins’ base salary increased from $575,000 to $625,000.
(3)	Mr. Starrett served as an Outside Director until November 22, 2024, and received compensation pursuant to the Company’s Outside Director compensation program during such period. In connection with his appointment as Executive Chairman of the board effective November 22, 2024, Mr. Starrett ceased receiving compensation pursuant to the Company’s Outside Director compensation program and the Committee determined to provide Mr. Starrett a base salary of $750,000.

Annual Cash Incentive Bonus

Our NEOs are eligible to receive annual cash incentives as part of our Annual Cash Incentive Bonus Plan. Our Annual Cash Incentive Bonus Plan was designed by the Committee to reward our NEOs for achieving targeted amounts of a variation of Consolidated EBIT, a non-GAAP financial measure that is defined for this purpose as earnings before income taxes, excluding certain one-time selling, general, and administrative expenses. In addition, NEOs serving in roles other than CEO and Chief Financial Officer have additional financial performance goals related to their respective duties and responsibilities. For fiscal 2025, Mr. Hazen (during his tenure as Chief Digital Officer), Ms. Grijalva and Mr. Love had the following additional financial performance goals:

●	John Hazen, former Chief Digital Officer (“CDO”) – consolidated exclusive brand sales penetration;
●	Laurie Grijalva, Chief Merchandising Officer – consolidated merchandise margin and consolidated exclusive brand sales penetration; and
●	Michael A. Love, Chief Retail Officer – consolidated exclusive brand sales penetration.

Mr. Hazen’s additional financial performance goal (consolidated exclusive brand sales penetration) was only applicable during his service as Chief Digital Officer; accordingly, his annual incentive bonus was prorated based on actual salary received during his service as CDO and his service as Interim CEO. Peter Starrett, in his role as Executive Chairman, does not receive an annual cash incentive bonus.

In early fiscal 2025, the Committee established a target performance objective for Consolidated EBIT. In setting the performance measure, the Committee approved a target performance objective that it considered to be challenging, but achievable. At the same time that the target performance objective was approved, the Committee also set each NEO’s targeted payout as a percentage of his or her base salary, with potential payouts ranging from 0% to 200% of the targeted amounts based on actual performance. While the fiscal 2025 bonus plan was substantially the same as that in fiscal 2024, in early fiscal 2025, the Committee approved increases in the target bonus percentage for Messrs. Watkins, Hazen, and Love and Ms. Grijalva. Additionally, effective November 22, 2024, Mr. Hazen’s target bonus percentage increased from 65% to 100% in connection with his appointment as Interim CEO.

For fiscal 2025, target Consolidated EBIT was set at $200.7 million. In determining the Consolidated EBIT target, the Committee considered the Company’s performance with respect to Consolidated EBIT in fiscal 2024, as well as factors that may impact fiscal 2025 performance. The Committee determined to set the fiscal 2025 Consolidated EBIT target above the Company’s actual fiscal 2024 Consolidated EBIT (i.e., $198.2 million). The minimum threshold to receive a bonus at 85% of target was set at $170.6 million Consolidated EBIT, and annual Consolidated EBIT of $230.8 million or more would result in a 200% payout percentage. Actual Consolidated EBIT for fiscal 2025 was $239.4 million, which was 119% of the target and resulted in a payout percentage of 200%. In addition, the Committee determined that the individual financial performance goals for each of Mr. Hazen (during his tenure as CDO), Ms. Grijalva and Mr. Love had been achieved at various levels, with consolidated exclusive brand sales penetration performance resulting in a payout percentage of 93% and consolidated merchandise margin performance resulting in a payout percentage of 183%.

The below table highlights the annual cash incentive bonus potentials and payouts for each of our NEOs in fiscal 2025.

Name (1)	Target Annual Cash Incentive Bonus	Target Bonus as a % of Salary	Maximum Bonus as a % of Salary	Actual Annual Cash Incentive Bonus	% of Target Bonus Paid
John Hazen
Consolidated EBIT (during period as Interim-CEO)	$297,500	100%	200%	$595,000	200%
Consolidated EBIT (during period as CDO)	184,953	50	100	369,905	200
Consolidated exclusive brand sales penetration (during period as CDO)	55,486	15	30	51,672	93
	$537,939	165%	330%	$1,016,577	189%

James M. Watkins
Consolidated EBIT	$438,606	75%	150%	$877,212	200%

Laurie Grijalva
Consolidated EBIT	$191,154	35%	70%	$382,308	200%
Consolidated merchandise margin	81,923	15	30	149,921	183
Consolidated exclusive brand sales penetration	81,923	15	30	76,293	93
	$355,000	65%	130%	$608,522	171%

Michael A. Love
Consolidated EBIT	$248,078	50%	100%	$496,155	200%
Consolidated exclusive brand sales penetration	74,423	15	30	69,308	93
	$322,501	65%	130%	$565,463	175%

James G. Conroy (2)
Consolidated EBIT	$-	125%	250%	$-	-%
(1)	Peter Starrett is not eligible to participate in the annual cash incentive bonus program. As a result, he is not listed in the table.
(2)	An employee must be employed by the Company on the payout date in order to be eligible for a payout of an annual cash incentive bonus. As Mr. Conroy resigned effective November 22, 2024, he was not eligible for a fiscal 2025 payout.

Fiscal 2026 Bonus Plan

The fiscal 2026 bonus program will be substantially the same as the fiscal 2025 bonus program.

Long-Term Equity Incentives

Under our long-term incentive program, the Committee has the authority to award various forms of long-term incentive grants, including stock options, performance-based awards and RSUs.

All awards granted in fiscal 2025 to our NEOs were RSUs or performance share units granted under the 2020 Equity Incentive Plan (the “2020 Plan”). While all types of awards incentivize retention, the value of RSUs increases as our stock price increases, and the number of performance share units ultimately received by the NEOs depends on the Company’s cumulative earnings per share over a three-year performance period relative to the established performance target. The Committee’s objectives for the fiscal 2025 long-term incentive awards were to establish a direct link between compensation and Company performance as demonstrated through our stock price and earnings per share and to retain the services of our executives through multi-year vesting provisions. The Committee’s objective with regard to NEO compensation is to continue to increase the component of pay tied to long-term incentive awards. The Committee believes that long-term incentive compensation becomes a more critical component of NEO pay and retaining key executives through challenging economic periods.

In determining the fiscal 2025 long-term incentive award levels for our NEOs, the Committee compared the target total direct compensation of each NEO to applicable market data including both salary and equity-incentive awards. Based on the Committee’s review of applicable market data, the Committee determined to increase the grant date fair value of the annual long-term equity incentive awards for fiscal 2025 by approximately 10% for Messrs. Watkins, Love, and Hazen and Ms. Grijalva, and approximately 7% for Mr. Conroy.

The fiscal 2025 RSUs granted to the NEOs vest in equal annual installments over a three-year period subject to continued service or in connection with certain events as defined by the 2020 Plan and as determined by the Committee. The fiscal 2025 performance share units are stock-based awards, under which the number of shares ultimately received depends on the Company’s cumulative earnings per share over a three-year performance period beginning March 31, 2024 and ending March 27, 2027 relative to the established performance target. This performance metric was established by the Committee at the beginning of the performance period. Given its relationship to our annual operating plan and business strategy, the pre-established cumulative earnings per share goal and its specific target levels for the performance period are confidential and commercially-sensitive information that we do not publicly disclose. We believe that such information would provide our competitors, customers, and other third parties with significant insights regarding our confidential business strategies and could cause us substantial competitive harm.

At the end of the performance period, the number of shares to be issued in settlement of the performance share units is based on the Company’s actual achievement of the applicable performance goals. If the cumulative three-year performance is at a level below the threshold level, the number of performance units to vest will be 0%, if performance is at the threshold level, the number of performance units to vest will be 50% of the target amounts, if performance is at the target level, the number of performance units to vest will be 100% of the target amounts, and if performance is at the maximum level, the number of performance units to vest will be 200% of the target amounts, each subject to continued service by the applicable award recipient through the last day of the performance period (subject to certain exceptions described below under the headings “Employment Agreements” and “Potential Payments Upon Termination or Change in Control”). If performance is between threshold and target goals or between target and maximum goals, the number of performance units to vest will be determined by linear interpolation. The number of shares ultimately issued under the performance unit award ranges from 0% to 200% of the participant’s target amount. The awards are forfeited if the threshold performance goals are not achieved as of the end of the performance period.

In addition to the aforementioned annual long-term equity awards, in November 2024, the Committee also awarded each of Messrs. Hazen, Starrett, and Watkins one-time grants of RSUs (collectively, the “CEO Transition Awards”) in connection with the CEO transition. Specifically, Mr. Hazen received a one-time RSU award with a grant date fair value of $750,000 and Mr. Starrett received a one-time RSU award with a grant date fair value of $875,000 in connection with their appointments as Interim CEO and Executive Chairman, respectively. Mr. Watkins received a one-time RSU award with a grant date fair value of $150,000 in connection with changes in his roles and responsibilities as a result of the CEO transition. The CEO Transition Awards vest on the second anniversary of the grant date, subject to continued employment with the Company through such vesting date.

The grant mix shown below was chosen to provide a majority emphasis on driving performance results and stock price appreciation, while also providing retentive value. For more information, see “Grants of Plan-Based Awards” below.

Name and Equity Granted	Approximate Weighting (1)
John Hazen
Performance share units	29.7%
Restricted stock units	70.3%
100.0%
James M. Watkins
Performance share units	44.0%
Restricted stock units	56.0%
100.0%
Peter Starrett
Performance share units	0.0%
Restricted stock units	100.0%
100.0%
Laurie Grijalva
Performance share units	50.0%
Restricted stock units	50.0%
100.0%
Michael A. Love
Performance share units	50.0%
Restricted stock units	50.0%
100.0%
James G. Conroy
Performance share units	50.0%
Restricted stock units	50.0%
100.0%
(1)	The approximate weighting of equity grants for Messrs. Hazen, Watkins, and Starrett is inclusive of the CEO Transition Awards.

Certification of Performance of Fiscal 2023 Performance Share Units

The three-year performance period for the performance share units granted in fiscal 2023 ended March 29, 2025. Following the conclusion of performance period, the Committee certified the Company’s actual performance against the performance measures for the fiscal 2023 performance share units. As the cumulative earnings per share over the performance period that ended March 29, 2025 was below threshold award level, 0% of the fiscal 2023 performance share units vested.

Fiscal 2026 Changes to Long-Term Equity Incentives

For fiscal 2026, with the exception of Mr. Starrett, the Committee decided to once again grant to all of the NEOs performance share units that vest based on achievement of a specified performance goal over a three-year performance period and time-based RSUs, which vest in equal annual installments over a three-year period subject to continued service or in connection with certain events as defined by the 2020 Plan and as determined by the Committee. Consistent with fiscal 2025, the Committee has not granted any stock options in connection with its routine annual grants for fiscal 2026. The Committee granted Mr. Starrett time-based RSUs in connection with his continued service as Executive Chairman, which cliff vest, subject to continued service, on November 22, 2026.

Other Elements of our Fiscal 2025 Compensation Program

Nonqualified Deferred Compensation

Since fiscal 2019, we have maintained the Boot Barn, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may defer up to 80% of their base salary, 90% of bonus payments and 100% of RSUs. Our Company may make discretionary contributions to the Deferred Compensation Plan on behalf of participants. Any Company-based contributions are subject to a five-year graded vesting schedule. Cash amounts deferred under the

Deferred Compensation Plan are deemed invested in one or more investment funds made available by the Company and selected by the participant. Mr. Love and Mr. Starrett were the only NEOs to participate in the Deferred Compensation Plan in fiscal 2025. The Company did not make any discretionary contributions to the Deferred Compensation Plan in fiscal 2025.

401(k) Plan and Other Benefits

Each of our NEOs is eligible to participate in our 401(k) Plan. Participating employees may defer compensation into the plan, up to the statutory maximum set by the Internal Revenue Service. In addition, our Company provides matching contributions under the plan to eligible employees, including our NEOs. The matching contributions provided by our Company under the 401(k) Plan are equal to 100% of employee contributions, up to 3% of their compensation and 50% of further employee contributions, up to 5% of their compensation, subject to the annual limits established by the Internal Revenue Service.

Role of the Compensation Committee in Executive Compensation

During fiscal 2025, the Committee made all decisions regarding the compensation levels of our NEOs.

It is the Committee’s responsibility to (1) oversee the design of our executive compensation programs, policies, and practices, (2) determine the types and amounts of most compensation for NEOs, and (3) review and approve the adoption, termination, and amendment of, and to administer and, as appropriate, make recommendations to the board regarding, our cash incentive and equity incentive plans. The Committee has the authority to exercise discretion with respect to executive compensation awards and performance metrics and may authorize adjustments to targets and/or awards as it deems necessary or appropriate. No such discretion was exercised with respect to the NEOs’ fiscal 2025 compensation.

In addition, as described below, the Committee directly engaged Korn Ferry to assist in its review of compensation for our executive officers.

Role of Management in Executive Compensation

Our CEO, Mr. Hazen, provides input and makes recommendations to the Committee regarding our executive compensation program. He also reports to the Committee on individual NEO performance and provides recommendations regarding each NEO’s compensation (except with respect to his own compensation).

Role of Independent Compensation Consultant

The Committee engaged Korn Ferry in October 2024 as its independent compensation consultant to advise on NEO and director compensation for fiscal 2025 and paid Korn Ferry $183,000 in aggregate fees for such services relating to the determination of NEO and director compensation in fiscal 2025.

The independent compensation consultant generally advises the Committee on the appropriateness of our compensation philosophy, peer group selection and general executive compensation program design. As part of its engagement with the Committee, the independent compensation consultant:

●	advised on the selection of a peer group of companies for executive officer compensation comparison purposes;

●	provided guidance on industry best practices and emerging trends and developments in executive officer compensation;

●	analyzed peer company proxy and other survey data as appropriate; and

●	advised on determining the total compensation of each of our executive officers and the material elements of total compensation, including annual base salaries, target cash bonus amounts, and the structure and target amount of long-term incentive awards.

The Committee annually reviews the independence of Korn Ferry as its consultant under applicable SEC and NYSE rules on conflicts of interest. Following this review, the Committee determined that Korn Ferry’s work for us does not raise any conflicts of interest. The Committee’s evaluation included consideration of all services provided to us, the amount of fees received as a percentage of Korn Ferry’s annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Korn Ferry and the members of the Committee or executive officers and any ownership of our stock by the advisors providing executive and director compensation services to us.

The Company, with the approval of the board and the Nominating and Corporate Governance Committee, also engaged Korn Ferry in December 2024 to perform an executive search in relation to the hiring of a new CEO. The total fees paid to Korn Ferry in connection with the executive search was $400,000. Korn Ferry did not provide any other additional services unrelated to executive or director or broader equity strategy compensation consulting in fiscal 2025.

Peer Group and Benchmarking

In making executive compensation determinations for fiscal 2025, we relied on the significant experience of our directors in establishing compensation across many companies in multiple industries, as well as the input of our then-serving CEO. We have also established a peer group of firms in similar business sectors, most notably specialty retail. The peers selected are of a comparable size and complexity. There were no changes in fiscal 2025 to our peer group used in fiscal 2024, with the exception of the removal of Hibbett Sports, Inc., which was acquired in July 2024 and ceased to be a public company. Our fiscal 2025 peer group was composed of the companies listed below.

Abercrombie & Fitch Co.

Children’s Place, Inc.

Crocs, Inc.

Five Below, Inc.

Floor and Decor Holdings, Inc.

Leslie’s, Inc.

MarineMax, Inc.

National Vision Holdings, Inc.

Ollie’s Bargain Outlet Holdings, Inc.

Sally Beauty Holdings, Inc.

Shoe Carnival, Inc.

Sleep Number Corporation

Stitch Fix, Inc.

The Buckle, Inc.

Urban Outfitters, Inc.

Zumiez Inc.

The pay levels and award practices of these firms were considered as inputs when establishing the fiscal 2025 compensation programs for our NEOs. The Committee periodically evaluates competitive market data to include the most suitable peer group, as well as other market data deemed relevant. The Committee reviews our NEO compensation against an appropriate peer group on a more formal basis and also considers other relevant market data to ensure that our NEO compensation is competitive and sufficient to recruit and retain our NEOs. The Committee periodically reviews and updates this peer group for benchmarking and peer group analysis in determining and developing compensation packages for our NEOs.

Tax Considerations

As a general matter, our board and the Committee review and consider the various tax and accounting implications of our existing and proposed compensation programs.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows publicly-listed companies a tax deduction for compensation in excess of $1,000,000 paid to certain current and former executive officers. Although the Committee considers tax consequences as a factor when it makes compensation decisions, it retains the discretion and flexibility to make compensation decisions resulting in the grant of non-deductible compensation to the extent it deems that it is appropriate.

Stock Ownership Guidelines

The Committee maintains stock ownership guidelines to further align the interests of our executive officers and directors with the interests of our stockholders and to encourage long-term stock ownership. The guidelines apply for so long as the executive officer or director occupies such positions.

The stock ownership guidelines for NEOs and directors are shown below as multiples of base salary and annual cash retainer, respectively:

Role	Multiple
CEO	5x
Other NEO	2x
Director	5x

Qualifying holdings include: (1) shares held directly or jointly with a spouse; (2) shares held individually or by a spouse or children residing in the executive officer’s or director’s household; (3) shares held by a family partnership or trust created by the executive officer or director or for which he or she or their spouse acts as a general partner or trustee and for which the executive officer or director, their spouse or children are among the qualified beneficiaries; and (4) the executive officer’s or director’s vested and unvested time-based restricted stock and RSUs. Vested and unvested stock options and unvested shares subject to performance-based vesting awards do not count toward satisfaction of the guidelines. The above stock ownership guidelines were adopted in fiscal 2024 and are expected to be met within five years of the adoption date or the subsequent appointment or promotion date, as applicable.

As of March 29, 2025, all named executives officers and directors are expected to be in compliance with the stock ownership guidelines within their applicable compliance periods.

Clawback Policy

The Company’s incentive compensation recoupment policy, which is administered by the Committee, complies with the rules required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC, and the NYSE. This policy provides for the mandatory recoupment of erroneously awarded incentive-based compensation in the event of an accounting restatement. During fiscal 2024, the Company was not required to recoup any compensation under our incentive compensation recoupment policy.

Anti-Hedging Policy

The Company’s Insider Trading Policy prohibits NEOs from the hedging of securities. For more information, please see “Compensation Risk Management and Other Policies” on page 11 of this proxy statement.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

The Company does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of such options, the board and the Committee will evaluate the appropriate steps to take in relation to the foregoing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our NEOs for fiscal 2025, 2024 and 2023.

Name and Principal Position	Fiscal Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
John Hazen	2025	$667,405	$1,850,221	$-	$1,016,577	$31,724	$3,565,927
Chief Executive Officer and Director	2024	540,769	999,984	-	298,183	29,460	1,868,397
	2023	493,078	700,028	-	182,857	28,136	1,404,099

James M. Watkins	2025	584,808	1,250,216	-	877,212	32,720	2,744,956
Chief Financial Officer and Secretary	2024	509,615	999,984	-	302,027	30,372	1,841,998
	2023	424,522	700,028	-	145,058	29,036	1,298,644

Peter Starrett (5)	2025	259,615	1,020,038	-	-	158,846	1,438,499
Executive Chairman

Laurie Grijalva	2025	546,154	1,100,147	-	608,522	25,742	2,280,565
Chief Merchandising Officer	2024	519,615	999,984	-	259,553	24,168	1,803,320
	2023	494,234	700,028	-	269,723	22,952	1,486,937

Michael A. Love	2025	496,155	1,100,147	-	565,463	25,952	2,187,717
Chief Retail Officer	2024	467,309	999,984	-	257,677	24,168	1,749,138
	2023	428,366	700,028	-	209,556	21,160	1,359,110

James G. Conroy	2025	638,462	5,250,100	-	-	25,816	5,914,378
Former President, Chief Executive Officer and Director	2024	993,076	4,899,980	-	1,050,987	29,460	6,973,503
	2023	963,849	4,199,994	4,000,031	603,799	28,136	9,795,809
(1)	The amounts in this column reflect the aggregate grant date fair value of the restricted stock unit award and performance share unit awards granted to NEOs during the fiscal year, computed in accordance with ASC 718. The amounts for Mr. Hazen, Mr. Starrett, and Mr. Watkins include the CEO Transition Awards. Additionally, the amount for Mr. Starrett also includes the annual Outside Director equity award that he received prior to his appointment as Executive Chairman.

The amounts included for the performance share units represent the grant date fair value assuming the achievement of the performance goals at target level. The valuation assumptions used in determining such amounts in fiscal 2025 are further described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 29, 2025. The table below sets forth the grant date fair value of the performance share units granted in fiscal 2025 at both target and maximum payout for each of the NEOs (excluding Mr. Starrett, who did not receive a performance share unit grant in fiscal 2025):

	Target	Maximum
John Hazen	$550,073	$1,100,147
James M. Watkins	550,073	1,100,147
Laurie Grijalva	550,073	1,100,147
Michael A. Love	550,073	1,100,147
James G. Conroy	2,625,050	5,250,100

Mr. Conroy forfeited his fiscal 2025 long-term equity awards upon his resignation from the Company.

(2)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. Such amount for James G. Conroy includes his option awards containing both service and market vesting conditions. The valuation assumptions used in determining such amounts are further described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 1, 2023. Such option awards were forfeited by Mr. Conroy upon his resignation from the Company.
(3)	Non-Equity Incentive Plan Compensation represents the cash incentive bonus paid to the NEOs pursuant to the achievement of certain pre-established Company and financial performance goals assigned to each NEO during the fiscal year with respect to which such bonuses are earned, although payment of any such bonuses occurs after the completion of the fiscal year. Mr. Conroy did not receive a cash incentive bonus payout in fiscal 2025, as he was not employed by the Company on the payout date.
(4)	All Other Compensation for fiscal 2025 consisted of the following:

	401(k) Match	Outside Director Retainer Cash Fees	Health Benefits (1)	Total
John Hazen	$14,000	-	$17,724	$31,724
James M. Watkins	14,000	-	18,720	32,720
Peter Starrett	-	$158,846	-	158,846
Laurie Grijalva	13,790	-	11,952	25,742
Michael A. Love	14,000	-	11,952	25,952
James G. Conroy	14,000	-	11,816	25,816
(1)	The amounts in this column reflect the supplemental insurance policy premiums paid by the Company to cover out-of-pocket medical expenses not covered by the NEO’s health plans.

(5)	Mr. Starrett served as an Outside Director until he was appointed Executive Chairman effective November 22, 2024. The amounts shown for Mr. Starrett include the cash retainer fees and the annual equity award that he received during fiscal 2025 pursuant to the Company’s Outside Director compensation policy prior to his appointment as Executive Chairman, as well as the compensation that received for his service as Executive Chairman from November 22, 2024 through the end of fiscal 2025.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards:
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (6)
John Hazen	4/22/2025	(1)	$268,970	$537,939	$1,075,878
	5/16/2024	(2)				2,463	4,925	9,850		$550,073
	5/16/2024	(3)							4,925	550,073
	11/22/2024	(4)							5,473	750,075

James M. Watkins	4/22/2025	(1)	219,303	438,606	877,212
	5/16/2024	(2)				2,463	4,925	9,850		550,073
	5/16/2024	(3)							4,925	550,073
	11/22/2024	(4)							1,095	150,070

Peter Starrett	5/16/2024	(5)							1,298	144,974
	11/22/2024	(4)							6,385	875,064

Laurie Grijalva	4/22/2025	(1)	177,500	355,000	710,000
	5/16/2024	(2)				2,463	4,925	9,850		550,073
	5/16/2024	(3)							4,925	550,073

Michael A. Love	4/22/2025	(1)	161,251	322,501	645,002
	5/16/2024	(2)				2,463	4,925	9,850		550,073
	5/16/2024	(3)							4,925	550,073

James G. Conroy (7)	4/22/2025	(1)	656,250	1,312,500	2,625,000
	5/16/2024	(2)				11,752	23,503	47,006		2,625,050
	5/16/2024	(3)							23,503	2,625,050
(1)	Reflects potential payouts of the annual cash incentive bonus under our Annual Cash Incentive Bonus Plan. The “Threshold” column reflects amounts that would be paid if the minimum level of plan goals required to receive a payout was achieved. The “Target” column reflects amounts that would be paid if the plan goals were achieved at 100%. The “Maximum” column reflects amounts that would be paid if the plan goals were achieved at the maximum level. Actual payouts of the fiscal 2025 cash incentive bonus are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2025 Summary Compensation Table. As Executive Chairman, Mr. Starrett is not eligible to participate in the Annual Cash Incentive Bonus Plan.

(2)	Consists of the estimated future payout of performance share units granted to each NEO. The number of shares of common stock ultimately received depends on the Company’s cumulative earnings per share over a three-year performance period beginning March 31, 2024 and ending March 27, 2027 relative to the established performance target. See “Long-Term Equity Incentives” above for further discussion of the payout at threshold, target, and maximum performance.
(3)	Consists of an award of RSUs subject to time-based vesting over a three-year period in equal annual installments on each anniversary of the grant date.
(4)	Consists of the CEO Transition Awards. Such awards are subject to a two-year cliff vest on the second anniversary of the grant date.
(5)	Consists of the annual Outside Director equity award granted to Mr. Starrett while serving as an Outside Director. Such award vested on the first anniversary of the grant date.
(6)	The grant date fair value of equity awards is computed in accordance with ASC 718. The amount included for performance share units represents the grant date fair value assuming the achievement of the performance goals at target level. The valuation assumptions used in determining such amounts are further described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 29, 2025.
(7)	All equity awards granted during fiscal 2025 to Mr. Conroy were forfeited upon his resignation from the Company. Additionally, Mr. Conroy did not receive a cash incentive bonus payout in fiscal 2025, as he was not employed by the Company on the payout date.

Employment Agreements

The following descriptions of the current employment agreements that we have entered into with Messrs. Hazen, Watkins, and Love and Ms. Grijalva are summaries only and are qualified in their entireties by reference to the full texts of the employment agreements, copies of which are filed as exhibits to the Fiscal 2025 Form 10-K. We have not entered into an employment agreement with Mr. Starrett.

John Hazen

On May 10, 2025, Mr. Hazen and Boot Barn, Inc., the Company’s wholly owned subsidiary, entered into the Amended and Restated Employment Agreement, effective as of May 5, 2025, by and between the Company and Mr. Hazen (the “Hazen A&R Employment Agreement”), which amends and restates Mr. Hazen’s prior Employment Agreement, dated as of April 2, 2018.

Pursuant to the Hazen A&R Employment Agreement, Mr. Hazen will be employed by Boot Barn, Inc. to serve as the CEO of that company and of the Company, devoting his full business time and best efforts to the faithful and loyal performance of his duties. The Hazen A&R Employment Agreement is effective as of May 5, 2025 and will continue until terminated in accordance with the terms of the Hazen A&R Employment Agreement.

During the term of the Hazen A&R Employment Agreement, Mr. Hazen is entitled to a base salary of $900,000 and will continue to be eligible to participate in the Company’s annual incentive bonus program with a target bonus of 100% of his base salary (the “Target Bonus Amount”). Mr. Hazen will also continue to participate in the Company’s long-term incentive program. For the fiscal year ending March 28, 2026, he will receive his long-term equity award in connection with the Company’s annual grant cycle with an aggregate target value of $4.1 million, consisting of 50% time-based RSUs and 50% performance share units. Mr. Hazen is also entitled to participate in the Company’s health and welfare benefit plans that are generally available to the Company’s executive officers. Additionally, the Hazen A&R Employment Agreement provides for the reimbursement of up to $10,000 in attorneys’ fees incurred by Mr. Hazen in connection with the negotiation and drafting of the Hazen A&R Employment Agreement.

The Hazen A&R Employment Agreement provides for certain severance and change-of-control benefits. Specifically, if the Company terminates Mr. Hazen’s employment without Cause or if Mr. Hazen resigns for Good Reason (each as defined below), in each case at any time other than during the COC Period (as defined below), Mr. Hazen is entitled to receive, subject to his execution of a valid release of claims: (i) the cash equivalent of 12 months of the monthly rate of Mr. Hazen’s base salary in effect immediately prior to the termination date, payable in equal installments as salary continuation payments for the 12-month period following the termination date; (ii) a cash amount equivalent to Mr. Hazen’s Target Bonus Amount in effect immediately prior to the termination date; (iii) any accrued bonus under the annual incentive bonus program if the termination occurs following the end of the fiscal year for such accrued bonus but prior to the payment of such accrued bonus (the “Accrued Bonus”); and (iv) if Mr. Hazen timely elects COBRA health benefits coverage, up to 12 monthly payments, each equal to the portion of the premium paid by the Company for COBRA coverage for active senior executives immediately prior to the termination date (the “Health Severance”). If Mr. Hazen’s employment is terminated by the Company without Cause or if Mr. Hazen resigns for Good Reason, in each case within one year following or three months preceding a Change of Control (the “COC Period”), Mr. Hazen is entitled to receive, subject to his execution of a valid release of claims: (i) the cash equivalent of 24 months of the monthly rate of Mr. Hazen’s base salary in effect immediately prior to the termination date, payable in equal installments as salary continuation payments for the 24-month period following the termination date; (ii) a cash amount equivalent to Mr. Hazen’s maximum bonus amount under the Company’s annual incentive bonus program in effect on the termination date; (iii) the Accrued Bonus, if any; (iv) the Health Severance; and (v) accelerated vesting of any unvested equity awards he holds at such time (and for any such performance-based awards, such vesting will be at no less than the target value of the award) (collectively, the “Accelerated Vesting”). The Hazen A&R Employment Agreement provides for a “best-net cutback” in the event that any amounts payable to Mr. Hazen would be “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended. If Mr. Hazen’s employment is terminated due to his death, his personal representatives or heirs are entitled to receive, subject to execution of a valid release of claims, the Accelerated Vesting, if applicable.

Under Mr. Hazen’s employment agreement, “Cause” means his:

(A)	refusal or failure to perform his duties and responsibilities under the employment agreement or to follow any reasonable instruction issued by our board of directors;
(B)	failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s anti-harassment policy, conflict of interest, and the Company’s drug and alcohol policies);
(C)	engagement in any act or omission involving willful misfeasance or nonfeasance by Mr. Hazen of his assigned duties or in any act of theft, fraud, embezzlement, falsification of business documents, misappropriation of funds or other assets of the Company or in any misconduct which is or may be damaging to the goodwill, business, or reputation of the Company;
(D)	conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to the reputation of the Company;
(E)	breach of any of his fiduciary duties to the Company; or
(F)	material breach of any of his obligations contained in the employment agreement.

“Good Reason” is defined in Mr. Hazen’s employment agreement as the occurrence of any of the following events without Mr. Hazen’s written consent:

(A)	any material diminution in base salary;
(B)	any material and continuing diminution in Mr. Hazen’s authority or responsibilities; or
(C)	changing the geographic location at which Mr. Hazen provides services to the Company to a location more than 35 miles further from both the existing location and Mr. Hazen’s residence.

However, Mr. Hazen may only resign for Good Reason if he provides written notice to our board of directors of any event constituting Good Reason within 60 days after Mr. Hazen becomes aware of the occurrence of any such event, our board of directors does not cure said event within 30 days after receipt of the notice, and Mr. Hazen terminates his employment within 90 days of the date of his written notice.

James M. Watkins

We entered into an employment agreement with Mr. Watkins on October 26, 2021, which became effective on November 1, 2021, pursuant to which Mr. Watkins serves as our Chief Financial Officer and Secretary. Mr. Watkins’ employment agreement has an initial term of one year, after which it automatically renews each year for successive one-year terms unless either party provides written notice of non-renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

Under his employment agreement, Mr. Watkins is entitled to a base salary, which as of March 29, 2025 was $625,000.

Mr. Watkins is eligible to participate in our annual incentive bonus program with Mr. Watkins’ actual bonus for any year determined based on company and personal performance. Mr. Watkins is also entitled to participate in our health and welfare benefit plans that are generally available to our executives.

If we terminate Mr. Watkins’ employment without “Cause,” if he resigns for “Good Reason” or if we provide notice of non-renewal of the term of Mr. Watkins’ employment agreement, he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months and a prorated bonus for the year of Mr. Watkins’ termination of employment, equal to the bonus he would have received for such year and prorated for his period of employment.

Under Mr. Watkins’ employment agreement, “Cause” means his:

(A)	refusal or failure to substantially perform the duties of his position or follow the reasonable instructions of the Company or our board of directors;
(B)	failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s drug or anti-harassment policies, etc.);
(C)	engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company;
(D)	conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or
(E)	material breach of any of his obligations to the Company or the confidential and proprietary information agreement.

“Good Reason” is defined in Mr. Watkins’ employment agreement as the occurrence of any of the following events without Mr. Watkins’ consent:

(A)	any material diminution in base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates;
(B)	any material and continuing diminution in Mr. Watkins’ authority or responsibilities;
(C)	changing the geographic location at which Mr. Watkins provides services to the Company to a location more than thirty-five (35) miles from the then existing location and further from Mr. Watkins’ residence; or
(D)	requiring Mr. Watkins to report to someone other than the CEO.

However, Mr. Watkins may only resign for Good Reason if he provides written notice to the Company of any event constituting Good Reason within 60 days after he becomes aware of such event, the Company does not cure such event within 30 days after receipt of the notice, and Mr. Watkins terminates employment within 90 days of the date of his written notice.

Laurie Grijalva

We entered into an employment agreement with Ms. Grijalva effective May 11, 2014 and amended on July 2, 2014.

Under her employment agreement, Ms. Grijalva is entitled to a base salary, which as of March 29, 2025 was $550,000.

Ms. Grijalva is eligible to participate in our annual incentive bonus program with Ms. Grijalva’s actual bonus for any year determined based on company and personal performance. Ms. Grijalva is also entitled to participate in our health and welfare benefit plans or programs of our Company available to other similarly situated officers of our Company.

If we terminate Ms. Grijalva’s employment without “Cause,” then she is entitled to receive, subject to her execution of a valid release of claims, severance pay equal to her base salary for a period of six months.

Under Ms. Grijalva’s employment agreement, “Cause” means her:

(A)	refusal or failure to perform her duties and responsibilities under the employment agreement, to follow any instruction issued by the Company or the CEO, or to comply with any written policies or procedures of the Company (including, but not limited to, the Company’s policies prohibiting discrimination and harassment, drug policy, etc.);

(B)	engagement in any act of misfeasance or nonfeasance of her assigned duties, theft, fraud, embezzlement, falsification of Company documents, misappropriation of funds or other assets of the Company or in any conduct which is damaging to the goodwill, business, or reputation of the Company;
(C)	conviction by a court of competent jurisdiction of, or her pleading guilty or nolo contendere to any felony or crime involving moral turpitude that is damaging to the reputation of the Company; or
(D)	breach of any of her obligations contained in the employment agreement or the confidential and proprietary information agreement.

Michael A. Love

We entered into an employment agreement with Mr. Love, effective May 5, 2014, to serve as our VP of Merchandise Planning. Effective April 1, 2017, Mr. Love was promoted to the position of Senior Vice President, Marketing and Merchandise Planning. Effective June 12, 2018, Mr. Love was promoted to the position of Senior Vice President, Stores. Effective May 1, 2022, Mr. Love was promoted to Chief Retail Officer.

Mr. Love is entitled to a base salary, which as of March 29, 2025 was $500,000.

Mr. Love is entitled to participate in our annual incentive bonus program with Mr. Love’s actual bonus for any year determined based on company and personal performance. Mr. Love is also entitled to participate in our health and welfare benefit plans or other programs of our Company that are generally available to other similarly situated executives.

If we terminate Mr. Love’s employment without “Cause” or he resigns for “Good Reason,” then he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of six months.

Under Mr. Love’s employment agreement, “Cause” means his:

(A)	refusal or failure to substantially perform the duties of his position or follow the reasonable instructions of the Company or our board of directors;
(B)	failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s drug or anti-harassment policies, etc.);
(C)	engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business, or reputation of the Company;
(D)	breach of any of his fiduciary duties to the Company;
(E)	conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or
(F)	material breach of any of his obligations to the Company or the confidential and proprietary information agreement.

“Good Reason” is defined in Mr. Love’s employment agreement as the occurrence of any of the following events without Mr. Love’s consent:

(A)	any material diminution in base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates;
(B)	any material and continuing diminution in Mr. Love’s authority or responsibilities; or
(C)	changing the geographic location at which Mr. Love provides services to the Company (in Orange County) to a location more than thirty-five (35) miles from both the then existing location and Mr. Love’s residence.

However, Mr. Love may only resign for Good Reason if he provides written notice to the Company of any event constituting Good Reason within 60 days after he becomes aware of such event, the Company does not cure such event within 30 days after receipt of the notice, and Mr. Love terminates his employment within 90 days of the date of his written notice.

Restrictive covenants

Each of our NEOs is subject to certain restrictive covenants while employed and after termination of employment. Mr. Hazen is subject to ongoing non-disparagement and confidentiality obligations under the Hazen A&R Employment Agreement. Each of the employment agreements for Ms. Grijalva, Mr. Watkins, and Mr. Love require that the executive enter into a confidential and proprietary information agreement, each of which contain the same non-disparagement and confidentiality provisions.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our NEOs as of March 29, 2025.

			Option Awards				Stock Awards
Name (1)	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($) (14)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
John Hazen							694	(2)	72,294
							-	(3)	-
							1,341	(4)	139,692
										18,526	(5)	1,929,853
							4,117	(6)	428,868
										9,850	(7)	1,026,075
							4,925	(8)	513,037
							5,473	(9)	570,122
James M. Watkins							454	(2)	47,293
							346	(11)	36,043
							-	(3)	-
							1,341	(4)	139,692
										18,526	(5)	1,929,853
							4,117	(6)	428,868
										9,850	(7)	1,026,075
							4,925	(8)	513,037
							1,095	(9)	114,066
Peter Starrett							1,298	(10)	135,213
							6,385	(9)	665,125
Laurie Grijalva	11,924	-	-	20.94	5/21/2030	(12)
	12,727	-	-	24.08	5/21/2030	(12)
	12,429	-	-	28.63	5/19/2029	(13)
							694	(2)	72,294
							-	(3)	-
							1,341	(4)	139,692
										18,526	(5)	1,929,853
							4,117	(6)	428,868
										9,850	(7)	1,026,075
							4,925	(8)	513,037
Michael A. Love	6,062	-	-	20.94	5/21/2030	(12)
	6,470	-	-	24.08	5/21/2030	(12)
	4,090	-	-	28.63	5/19/2029	(13)
							454	(2)	47,293
							-	(3)	-
							1,341	(4)	139,692
										18,526	(5)	1,929,853
							4,117	(6)	428,868
										9,850	(7)	1,026,075
							4,925	(8)	513,037
(1)	James G. Conroy resigned from the Company effective November 22, 2024, forfeiting all of his outstanding equity awards. As a result, he is not listed in the table.
(2)	The RSUs held by the NEO were granted on May 14, 2021, and vested over a four-year period in equal annual installments on each anniversary of the grant date.
(3)	Represents the fiscal 2023 performance share units granted on May 12, 2022. The performance period for the fiscal 2023 performance share units ended March 29, 2025. Accordingly, the fiscal 2023 performance share units were deemed to be earned but unvested as of the end of fiscal 2025. However, as the cumulative earnings per share over the performance period that ended March 29, 2025 was below threshold award level, 0% of the fiscal 2023 performance share units vested.
(4)	The RSUs held by the NEO were granted on May 12, 2022, and vested over a three-year period in equal annual installments on each anniversary of the grant date.
(5)	Represents the fiscal 2024 performance share units granted on May 19, 2023. The number of shares ultimately received depends on the Company’s cumulative earnings per share target over a three-year performance period beginning April 2, 2023 and ending March 28, 2026 relative to its established target. The number of shares issued can range from 0% to 200% of the participant’s target award. The number of shares shown herein is reflected at the maximum award level.
(6)	The RSUs held by the NEO were granted on May 19, 2023, and vest over a three-year period in equal annual installments on each anniversary of the grant date.
(7)	Represents the fiscal 2025 performance share units granted on May 16, 2024. The number of shares ultimately received depends on the Company’s cumulative earnings per share target over a three-year performance period beginning March 31, 2024 and ending March 27, 2027 relative to its established target. The number of shares issued can range from 0% to 200% of the participant’s target award. The number of shares shown herein is reflected at the maximum award level.
(8)	The RSUs held by the NEO were granted on May 16, 2024, and vest over a three-year period in equal annual installments on each anniversary of the grant date.
(9)	Represents the CEO Transition Awards granted on November 22, 2024. The RSUs cliff vest on the second anniversary of the grant date.
(10)	Represents the annual Outside Director equity award that was granted to Mr. Starrett on May 16, 2024 prior to his appointment as Executive Chairman. The RSUs vested on the first anniversary of the grant date.
(11)	The RSUs held by the NEO were granted on November 1, 2021, and vest over a four-year period in equal annual installments on each anniversary of the grant date.
(12)	The stock options held by the NEO were granted on May 22, 2020, and vested over a four-year period in equal annual installments on each anniversary of the grant date.
(13)	The stock options held by the NEO were granted on May 20, 2019, and vested over a four-year period in equal annual installments on each anniversary of the grant date.
(14)	Market value is based upon the closing stock price of $104.17 on March 28, 2025, the last trading day of fiscal 2025.

Option Exercises and Stock Vested

The table below reflects the value realized on the exercise of stock options and vesting of RSUs during the fiscal year ended March 29, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
John Hazen	6,311	$823,101	11,805	$1,265,275
James M. Watkins	3,601	470,327	9,096	1,000,323
Peter Starrett			1,698 (1)	195,253
Laurie Grijalva			11,754	1,259,650
Michael A. Love			8,920	961,497
James G. Conroy	59,803	6,600,100	47,998	5,159,845
(1)	Mr. Starrett’s fiscal 2024 annual Outside Director equity award vested on May 20, 2024. However, the delivery of such 1,698 shares was deferred by Mr. Starrett pursuant to the Deferred Compensation Plan.

Nonqualified Deferred Compensation

The Company has a Deferred Compensation Plan permitting a select group of management employees and our directors to defer compensation to a future date. The value of the deferred compensation is recognized based on the fair value of the participants’ accounts. Our Company established a rabbi trust for the purpose of funding the benefits payable under this plan, with the assets invested in a variety of marketable securities and cash equivalents, excluding our Company’s stock. Under the Deferred Compensation Plan, the Company may credit participant accounts with discretionary contributions. Any Company credits are subject to a five-year graded vesting schedule; however, the Company did not make any discretionary contributions during fiscal 2025. The table below reflects the contributions made and aggregate earnings/(losses) during fiscal 2025 for Peter Starrett and Michael A. Love, who were the only NEOs who participated in the Deferred Compensation Plan during the fiscal year.

Name	Executive Contributions in Fiscal 2025 (1)	Registrant Contributions in Fiscal 2025	Aggregate Earnings/(Loss) in Fiscal 2025 (2)	Aggregate Withdrawals/Distributions	Aggregate Balance at March 29, 2025 (3)
Peter Starrett	$195,253	$-	$60,499	$-	$1,087,743
Michael A. Love	$332,154	$-	$70,651	$-	$1,513,547
(1)	The amount reported for Mr. Love in this column reflects the base salary and Annual Cash Incentive Bonus Plan payout for fiscal 2025 that was deferred by Mr. Love. Of the $332,154 reported for Mr. Love in this column, $49,046 is included in the “Salary” and $283,108 is included in the “Non-Equity Incentive Plan Compensation” column totals for fiscal 2025 reported in the “Summary Compensation Table” beginning on page 32 of this Proxy Statement. The amount reported for Mr. Starrett in this column reflects the deferral of his fiscal 2024 annual Outside Director equity award upon the vesting of such award on May 20, 2024; accordingly, such amount is not reported in the “Summary Compensation Table.”
(2)	The amount shown is not considered above market or preferential earnings and is not reported as compensation in the Summary Compensation Table.
(3)	$920,597 is included in the balance as of March 29, 2025 and previously was reported as compensation to Mr. Love in the Summary Compensation Tables for past fiscal years. As Mr. Starrett was appointed Executive Chairman effective November 22, 2024, no amounts included in this column were previously reported in the Summary Compensation Tables for past fiscal years.

Potential Payments upon Termination or Change in Control

The Committee recognizes that the possibility of the termination of an executive officer’s employment, and the uncertainty it creates, may result in the loss or distraction of the executive officer, and present challenges in recruiting potential executive officers, all to the detriment of the Company and its stockholders. The Committee considers the avoidance of such loss, distraction and challenges to be essential to protecting and enhancing the best interests of the Company and its stockholders. To help ensure that the Company has the continued attention and dedication of these executives and the availability of their continued service, to facilitate the Company’s recruiting efforts and to provide severance benefits upon a qualifying termination that are consistent with market practices, the Company provides certain severance payments and benefits to our NEOs pursuant to the terms of their employment agreements and equity award agreements. As disclosed above, Mr. Starrett does not have an employment agreement with the Company and is not entitled to any compensation upon a termination or change in control, except with respect to the payment of his vested deferred compensation pursuant to the Deferred Compensation Plan (which, as of March 29, 2025, was equal to $1,087,743). Accordingly, Mr. Starrett is not included in the termination tables set forth below. Additionally, as Mr. Conroy resigned from the Company effective November 22, 2024, he is not included in the termination tables set forth below. Instead, information regarding any benefits that Mr. Conroy was entitled to as a result of his resignation are set forth under “Payments upon a Termination of Employment.”

As noted in the CD&A, we employ our executive officers, including all of our NEOs, “at will.” We do not provide any Internal Revenue Code Section 280G excise tax gross-up payments and none of our change in control payments are “single trigger.” Refer to the “Executive Compensation--Employment Agreements” section above for a description of our “double trigger” arrangements with our NEOs.

The table below reflects the amount of compensation that would be payable to our NEOs in the event of a termination without “Cause” or for “Good Reason” (a “Qualifying Termination”) (each such term as defined in the applicable employment agreement (except that for Ms. Grijalva the payments are only triggered by a termination without Cause)), assuming the NEO had terminated employment on the last day of fiscal 2025.

Qualifying Termination without a Change in Control

Name	Salary	Bonus	Health and Welfare Benefits	Restricted Stock Units	Performance Share Units	Stock Options	Total Compensation
John Hazen (1)	$637,500	$-	$-	$-	$-	$-	$637,500
James M. Watkins (2)	625,000	877,212	-	-	-	-	1,502,212
Laurie Grijalva	275,000	-	-	-	-	-	275,000
Michael A. Love (3)	250,000	-	-	-	-	-	250,000
(1)	Calculation for Mr. Hazen is based on the salary and employment agreement that were effective as of March 29, 2025, the last day of fiscal 2025. Accordingly, such amount does not reflect the terms set forth in the Hazen A&R Employment Agreement.
(2)	For purposes of the cash severance provided under Mr. Watkins’ employment agreement, a Qualifying Termination also includes termination on account of non-renewal by us of the applicable NEO’s employment agreement.
(3)	Upon his termination of employment for any reason, Mr. Love receives payment of his vested deferred compensation pursuant to the Deferred Compensation Plan. As of March 29, 2024, Mr. Love’s vested account balance was equal to $1,513,547.

The table below reflects the amount of compensation that would be payable to our NEOs in the event of a Qualifying Termination in connection with a Change in Control (except that for Ms. Grijalva the severance payments are only triggered by a termination without Cause), in each case assuming the NEO had terminated employment on the last day of fiscal 2025 and the price per share of our common stock is the closing market price as of such date.

Qualifying Termination in Connection with a Change in Control

Name	Salary	Bonus (2)	Health and Welfare Benefits	Restricted Stock Units (3)	Performance Share Units (3)(4)	Stock Options (3)	Total Compensation
John Hazen (1)	$637,500	$1,016,577	$-	$1,724,013	$2,955,928	$-	$6,334,018
James M. Watkins	625,000	877,212	-	1,278,999	2,955,928	-	5,737,139
Laurie Grijalva	275,000	608,522	-	1,153,891	2,955,928	-	4,993,341
Michael A. Love (5)	250,000	565,463	-	1,128,890	2,955,928	-	4,900,281
(1)	Calculations for Mr. Hazen are based on the salary, bonus, and employment agreement that were effective as of March 29, 2025, the last day of fiscal 2025. Accordingly, such amounts do not reflect the terms set forth in the Hazen A&R Employment Agreement.
(2)	Pursuant to the terms of our Cash Incentive Plan for Executives, in the event of a change in control, payment of any annual incentive bonuses will be determined based on actual performance through the date of the change in control and paid within 60 days following the change in control. The amounts set forth in this column represent the annual bonuses payable to the NEOs for fiscal 2025, which would have been paid to the NEOs following termination of employment for any reason upon or following a Change in Control.
(3)	Assumes either (i) the equity award is assumed by the surviving company in any Change in Control transaction and the Qualifying Termination occurs within 18 months following the Change in Control or (ii) the equity award is not assumed by the surviving company.
(4)	For performance share units, vesting is based upon actual performance through the date of the Change in Control.
(5)	Upon his termination of employment for any reason, Mr. Love receives payment of his vested deferred compensation pursuant to the Deferred Compensation Plan. As of March 29, 2024, Mr. Love’s vested account balance was equal to $1,513,547.

In addition, for each of our NEOs, a termination upon retirement results in the continued vesting of equity awards granted in fiscal 2020 through fiscal 2025 without continued service requirements, subject to compliance with certain post-termination confidentiality and other obligations. Messrs. Hazen and Watkins and Ms. Grijalva are eligible to retire after the earlier of (a) age 60 with 10 years of service or (b) age 65. Mr. Love is eligible to retire after the earlier of (a) age 60 with five years of service or (b) age 65. With respect to performance share units, the number of shares issuable to a retired NEO upon completion of the applicable vesting period is based upon actual performance during the entire performance period, including the post-termination period without regard to the date of retirement.

In the event that an NEO’s employment terminates by reason of his or her death or disability, all unvested RSUs and stock options become fully vested, and unvested performance share units become vested based upon actual performance through the date of termination. As of the last day of fiscal 2025, these amounts would have been as set forth in the table below.

Termination upon Death or Disability

Name	Restricted Stock Units	Performance Share Units	Stock Options	Total Compensation
John Hazen	$1,724,013	$2,955,928	$-	$4,679,941
James M. Watkins	1,278,999	2,955,928	-	4,234,927
Laurie Grijalva	1,153,891	2,955,928	-	4,109,819
Michael A. Love	1,128,890	2,955,928	-	4,084,818

Payments upon a Termination of Employment

On October 22, 2024, James Conroy notified the Company of his intention to resign, effective as of November 22, 2024. Effective on such date, Mr. Conroy ceased to serve as the Company’s President and CEO. Mr. Conroy did not receive any severance in connection with his resignation and forfeited all unvested equity awards upon his resignation.

Equity Compensation Plan Information

As of March 29, 2025, the following table shows the number of securities to be issued upon exercise of outstanding equity awards under our equity compensation plans.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Equity Awards (3)	(b) Weighted-Average Exercise Price of Outstanding Equity Awards (4)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (1)	452,656	$24.26	1,872,652
Equity Compensation Plans Not Approved by Stockholders (2)	-	$-	879,724
Total	452,656	$24.26	2,752,376
(1)	Represents the Boot Barn Holdings, Inc. 2014 Equity Incentive Plan and the 2020 Plan.
(2)	Represents the Boot Barn, Inc. 2011 Equity Incentive Plan, which was adopted prior to the Company’s initial public offering.
(3)	The number of securities to be issued upon exercise of outstanding equity awards, includes the issuance of 156,873 performance share units. The performance share units granted on May 12, 2022 assume the payout of zero shares at below threshold performance, the performance share units granted on May 19, 2023 assume performance between target and maximum, and the performance share units granted on May 16, 2024 assume maximum performance. At target, the total amount of performance share units to be issued would be 139,070.
(4)	The weighted-average exercise price presented is the weighted-average exercise price of vested and unvested options and excludes RSUs and performance share units.

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our principal executive officer (“PEO”) for fiscal 2025 and the median of the total annual compensation of all employees other than our PEO, as well as their ratio to each other (the “CEO Pay Ratio”). James G. Conroy served as the Company’s PEO until November 22, 2024. John Hazen served as the Company’s PEO from November 22, 2024 through March 29, 2025. For purposes of the calculation below, we calculated the total compensation for each PEO during the time serving in such capacity in fiscal 2025 and used the sum of such amounts as the PEO total annual compensation (the “PEO combined total annual compensation”). For Mr. Conroy, the amount is equal to the total compensation for Mr. Conroy in fiscal 2025 as disclosed in the Summary Compensation Table (“SCT”) on page 32. For Mr. Hazen, the amount includes the salary and bonus earned for the period serving as interim CEO, the CEO Transition Award, and a proration of all other compensation for the period served as Interim CEO. Total annual compensation for our PEOs and for the median of the total annual compensation of all employees is calculated in accordance with SEC rules applicable to the SCT. For fiscal 2025, these amounts were as follows:

●	Our PEO combined total annual compensation was $7,567,935.

●	Our median compensated employee’s total annual compensation was $16,225. Our median compensated employee works part-time for the Company.

●	Based on this information for fiscal 2025, we estimate that the ratio of our PEO combined total annual compensation to the total annual compensation of our median employee was 466 to 1.

To identify the median of the total annual compensation of all of our employees, as well as to determine the total annual compensation of our median employee and our PEOs, we took the following steps:

●	We determined our employee population as of March 29, 2025, our determination date. As of this date, we had a total of 10,355 employees, excluding our PEO. Of this total, 68% were part-time employees and seasonal or temporary workers.
●	To identify the “median employee” from our employee population, we measured the employee population’s total annual compensation for fiscal 2025, including salary, stock awards, option awards, non-equity incentive plan compensation, non-qualified deferred compensation earnings, and all other compensation.
●	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the “median employee.”
●	We annualized compensation of employees who were not employed with us for the full fiscal year. We did not annualize compensation for seasonal workers, and we did not make full-time equivalent adjustments for part-time employees. In determining our median compensated employee and calculating the CEO Pay Ratio, we did not use any of the exemptions permitted under SEC rules.

Our Company believes that the CEO Pay Ratio set forth above is a reasonable estimate for fiscal 2025, determined in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation permit companies to adopt a variety of methodologies, to apply certain exemptions and to make certain assumptions, adjustments, or estimates that reflect their compensation policies. Accordingly, the CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, which may have used different methodologies, assumptions, adjustments, or estimates in calculating their pay ratios.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship of “compensation actually paid” (“CAP”) to our PEO and other NEOs (“Non-PEO NEOs”) and our, and certain of our peers’, performance. For information regarding the Company’s compensation philosophy and how the Company aligns executive compensation with financial performance, refer to the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 21.

We had two PEOs during fiscal 2025. Mr. Conroy (“PEO 2”) served as the PEO from March 31, 2024 until his resignation from the Company effective November 22, 2024. Mr. Hazen (“PEO 1”) served as the PEO beginning on November 22, 2024 and through the remainder of fiscal 2025.

The methodology for calculating amounts presented in the columns for 2025 “CAP to PEO 1,” “CAP to PEO 2,” and “Average CAP to Non-PEO NEOs,” including details regarding the amounts that were deducted from, and added to, the SCT totals to arrive at the values presented for CAP, are provided in the footnotes to the table.

The following tables and narrative disclosure provide information on the relationship of the compensation of PEO 1, PEO 2, and our other Non-PEO NEOs, compared to our performance over the past five fiscal years.

							Value of Initial Fixed $100 Investment Based on:
(a) Fiscal Year	(b) SCT Total PEO 1 (1)	(c) SCT Total PEO 2 (2)	(d) CAP to PEO 1 (1)(4)	(e) CAP to PEO 2 (2)(4)	(f) Average SCT Total for Non-PEO NEOs (3)	(g) Average CAP to Non-PEO NEOs (3)(4)	(h) Total Shareholder Return (5)	(i) Peer Group Total Shareholder Return (5)	(j) Net Income (in thousands)	(k) CSM: Consolidated EBIT (in thousands) (6)
2025	$3,565,927	$5,914,378	$4,216,572	$(15,220,969)	$2,162,934	$2,702,319	$779.13	$193.94	$180,942	$239,352
2024		6,973,503		7,367,614	1,815,713	2,369,165	711.67	252.73	146,996	198,214
2023		9,795,809		(3,068,276)	1,476,243	103,495	573.22	178.75	170,553	231,787
2022		4,479,778		17,738,024	1,419,248	3,174,953	721.99	225.49	192,450	258,338
2021		4,057,401		29,205,374	1,329,348	5,540,862	473.45	415.25	59,386	86,326
(1)	John Hazen was PEO beginning on November 22, 2024 through the end of fiscal 2025.
(2)	James G. Conroy was PEO during fiscal 2025 until November 22, 2024 and during each of fiscal 2024, fiscal 2023, fiscal 2022 and fiscal 2021.
(3)	Non-PEO NEOs whose average compensation is reflected in columns (f) and (g) consist of: James M. Watkins, Laurie Grijalva, and Michael A. Love for each of the fiscal years presented; Peter Starrett for fiscal 2025; John Hazen for fiscal 2024, fiscal 2023, fiscal 2022, and fiscal 2021; and Gregory V. Hackman for fiscal 2023, fiscal 2022, and fiscal 2021.
(4)	The dollar amounts reported in columns (d), (e), and (g) represent the amounts of CAP to PEO 1, CAP to PEO 2, and Average CAP to Non-PEO NEOs, respectively. CAP does not necessarily represent cash and/or equity value transferred to the PEOs or Non-PEO NEOs without restriction, but rather is a value calculated in accordance with applicable SEC rules. As the Company does not have a defined benefit plan, no adjustments for pension benefits are included in the below tables. Similarly, no adjustments were made for dividends, as the Company has not paid any dividends. No adjustments were made for equity awards that were granted and vested in the same fiscal year, as there were no such equity awards for the fiscal years presented. Additionally, no adjustments were made for equity awards that failed to meet their vesting conditions, as any such equity awards were previously accounted for in prior fiscal years. The following tables reconcile CAP to the SCT Total for the PEOs and the Non-PEO NEOs.
(5)	Total Stockholder Return (“TSR”) and peer group TSR reflect our TSR compared to that of a peer group of similarly-sized (based on EBIT, market capitalization, and revenue sizes, as well as total shareholder return) publicly-traded companies in similar business sectors, most notably specialty retail, used by our Compensation Committee in making executive compensation determinations and described under “Compensation Discussion and Analysis.” Information regarding the peer group is set forth under “Company TSR Compared to Peer Group TSR.” The dollar amounts in columns (h) and (i) represent the value at the end of the applicable year of an assumed $100 investment in, respectively, our common stock and the peer group on the last trading day before the earliest fiscal year the peer group company is included, assuming reinvestment of dividends.
(6)	In accordance with SEC rules, the table must include, in addition to relative TSR and Net Income, a Company-Selected Measure (“CSM”). We have included Consolidated EBIT, a non-GAAP financial measure that is defined for this purpose as earnings before income taxes, excluding certain one-time selling, general, and administrative expenses. As discussed above under “Compensation Discussion and Analysis,” Consolidated EBIT is a key measure used in determining compensation of our NEOs.

PEO 1 SCT Total to CAP Reconciliation

Fiscal 2025
SCT Total	$3,565,927
Less: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	1,850,221
Plus: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Fiscal Year	2,109,234
Plus: Change in Fair Value of Outstanding and Unvested Equity Awards from Prior Fiscal Years	155,754
Plus: Change in Fair Value of Vested Equity Awards Granted from Prior Fiscal Years	235,878
CAP	$4,216,572

PEO 2 SCT Total to CAP Reconciliation

	Fiscal 2025	Fiscal 2024	Fiscal 2023	Fiscal 2022	Fiscal 2021
SCT Total	$5,914,378	$6,973,503	$9,795,809	$4,479,778	$4,057,401
Less: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	5,250,100	4,899,980	8,200,025	1,600,078	1,440,564
Plus: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Fiscal Year	-	6,766,392	3,795,733	986,054	5,717,764
Plus: Change in Fair Value of Outstanding and Unvested Equity Awards from Prior Fiscal Years	-	2,045,422	(6,212,364)	12,759,978	19,900,201
Plus: Fair Value of Equity Awards Granted in Fiscal Year that Vested During Fiscal Year	-	-
Plus: Change in Fair Value of Vested Equity Awards Granted from Prior Fiscal Years	892,225	(3,517,723)	(2,247,429)	1,112,292	970,572
Less: Fair Value as of Prior Fiscal Year-End of Equity Awards that Failed to Meet Applicable Vesting Conditions	16,777,472	-
CAP	$(15,220,969)	$7,367,614	$(3,068,276)	$17,738,024	$29,205,374

Average Non-PEO NEOs SCT Total to CAP Reconciliation

	Fiscal 2025	Fiscal 2024	Fiscal 2023	Fiscal 2022	Fiscal 2021
SCT Total	$2,162,934	$1,815,713	$1,476,243	$1,419,248	$1,329,348
Less: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	1,117,637	999,984	760,030	464,967	476,667
Plus: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Fiscal Year	1,382,935	1,380,883	334,917	294,822	1,856,007
Plus: Change in Fair Value of Outstanding and Unvested Equity Awards from Prior Fiscal Years	116,513	274,804	(530,391)	1,573,495	2,479,752
Plus: Change in Fair Value of Vested Equity Awards Granted from Prior Fiscal Years	157,574	(102,251)	(417,244)	352,355	352,422
CAP	$2,702,319	$2,369,165	$103,495	$3,174,953	$5,540,862

Tabular Disclosure of Most Important Compensation-Related Measures

The following table sets forth an unranked list of the most important measures, including the CSM, used by the Company to link CAP for the PEOs and each of the Non-PEO NEOs to Company performance for fiscal 2025 as described in more detail above under “Compensation Discussion and Analysis”:

	PEOs		Non-PEO NEOs
	John Hazen	James G. Conroy	James M. Watkins	Peter Starrett (1)	Laurie Grijalva	Michael A. Love
Consolidated EBIT	X	X	X		X	X
Earnings per Diluted Share	X	X	X		X	X
Revenue	X	X	X		X	X
Consolidated Merchandise Margin					X
Consolidated Exclusive Brand Sales Penetration	X				X	X
(1)	As discussed in the “Compensation Discussion and Analysis,” Mr. Starrett was appointed Executive Chairman effective November 22, 2024, and as the Executive Chairman, he is not eligible to participate in the Annual Cash Incentive Bonus Plan. Additionally, he did not receive a fiscal 2025 performance share unit grant. Accordingly, except with respect to stock price as it relates to his restricted stock unit grants, Mr. Starrett’s fiscal 2025 compensation was not directly tied to the Company’s most importance compensation-related measures.

Company TSR Compared to Peer Group TSR

The Company’s peer group, as discussed further above under “Compensation Discussion and Analysis,” has varied during the presented fiscal years, largely given the outsized growth the Company has seen in Consolidated EBIT and revenue over the last several fiscal years, which has impacted the peer group used to analyze executive compensation. Below is a recap of the Company’s peer group over each of the last five fiscal years. As discussed in the “Compensation Discussion and Analysis,” Hibbett Sports, Inc. was removed from the fiscal 2025 peer group as it was acquired in July 2024 and ceased to be a public company.

Peer Group Companies	Fiscal 2021	Fiscal 2022	Fiscal 2023	Fiscal 2024	Fiscal 2025
Children’s Place, Inc.	X	X	X	X	X
Floor and Decor Holdings, Inc.	X	X	X	X	X
Hibbett Sports, Inc.	X	X	X	X
MarineMax, Inc.	X	X	X	X	X
Ollie’s Bargain Outlet Holdings, Inc.	X	X	X	X	X
Shoe Carnival, Inc.	X	X	X	X	X
Sleep Number Corporation	X	X	X	X	X
Stitch Fix, Inc.	X	X	X	X	X
The Buckle, Inc.	X	X	X	X	X
Zumiez Inc.	X	X	X	X	X
At Home Group Inc.	X	X
Citi Trends	X	X
Duluth Holdings Inc.	X	X
Haverty Furniture Companies Inc.	X	X
Lands’ End, Inc.	X	X
Sportsman’s Warehouse Holdings, Inc.	X	X
The Container Store Group, Inc.	X	X
Tilly’s	X	X
Chico’s FAS Inc.	X
Express Inc.	X
Cato Corporation	X
National Vision Holdings, Inc.		X	X	X	X
Abercrombie & Fitch Co.			X	X	X
Crocs, Inc.			X	X	X
Five Below, Inc.			X	X	X
Leslie’s, Inc.			X	X	X
Sally Beauty Holdings, Inc.			X	X	X
Urban Outfitters, Inc.			X	X	X

The chart below shows the Company’s four-year cumulative TSR compared to that of its peer group TSR. Each peer group company has been included in the cumulative TSR calculation only in the fiscal years in which it was part of the Company’s peer group, and the chart below assumes $100 invested on the last trading day before the earliest fiscal year the peer group company is included.

CAP versus TSR

The chart below provides a comparison of the PEO 1 CAP, PEO 2 CAP, and average Non-PEO NEOs CAP with the Company TSR. As shown in the chart below, the Company’s TSR over the five-year period of fiscal 2021 through fiscal 2025 generally aligns with CAP values for our PEOs and Non-PEO NEOs over the same period, with the exception of PEO 2 in fiscal 2025. Mr. Conroy forfeited all unvested equity awards upon resignation from the Company, which negatively impacted his CAP in fiscal 2025.

CAP versus Net Income

SEC rules require that net income be presented as a performance measure in the Pay Versus Performance Table above. The Company does not use net income to determine compensation levels or incentive plan payouts, and therefore, as depicted in the below chart, there was not total alignment between CAP and net income. Specifically, the improvement in net income from fiscal 2021 to fiscal 2022 and the decrease in net income from fiscal 2023 to fiscal 2024 do not directly align with CAP outcomes. While there are several contributing reasons for this, the main driver, especially with respect to fiscal 2021 PEO 2 CAP, is related to the change in the fair values of the equity awards from prior years. Further, the increase in net income for fiscal 2025 does not align with PEO 2 CAP for fiscal 2025 due to the fact that Mr. Conroy forfeited all unvested equity awards upon resignation from the Company, which negatively impacted his CAP in fiscal 2025.

CAP versus Consolidated EBIT

As described above, we identified Consolidated EBIT as our CSM that represents, in our view, the most important financial measure used to link CAP to our performance. The chart below provides a comparison of the PEO 1 CAP, PEO 2 CAP, and average Non-PEO NEOs CAP with the Company’s Consolidated EBIT. While Consolidated EBIT was our most heavily-weighted metric under the Annual Cash Incentive Bonus Plan for each of the fiscal years presented, there is not total alignment between the Company’s Consolidated EBIT performance and CAP. As noted above, the primary driver in the discrepancy between Consolidated EBIT and CAP relates to the change in the fair values of the equity awards from prior years. Further, the increase in Consolidated EBIT for fiscal 2025 does not align with PEO 2 CAP for fiscal 2025 due to the fact that Mr. Conroy forfeited all unvested equity awards upon resignation from the Company, which negatively impacted his CAP in fiscal 2025.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Section 14A of the Exchange Act requires us to allow our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

We are asking our stockholders to provide advisory approval of the compensation of our NEOs, as such compensation is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 21. We urge our stockholders to review the complete “Executive Compensation” section included in this proxy statement for more information.

Our board of directors believes that the information provided within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs for the fiscal year ended March 29, 2025, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The say-on-pay vote is advisory, and therefore not binding on our company, our compensation committee, or our board of directors. Although non-binding, the vote will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come. The board’s current policy is to include a say-on-pay vote as an agenda item for each annual meeting of stockholders. Unless the board modifies its policy, the next say-on-pay vote will be held at our 2026 Annual Meeting of Stockholders.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED March 29, 2025, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “Executive Compensation” SECTIONS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES (“SAY-ON-FREQUENCY”)

Section 14A of the Exchange Act requires that at least once every six years, companies ask their stockholders how often they would like to be presented with the “say-on-pay” advisory vote on named executive officer compensation: every year, every two years, or every three years. This non-binding, advisory vote is commonly referred to as a “say-on-frequency” vote. Our board of directors has considered the advantages and disadvantages of the frequency of the say-on-pay vote. Based on its analysis, our board of directors believes that asking our stockholders to vote on executive compensation each year would be the most meaningful for our board of directors and our compensation committee and best serve the interests of our company and its stockholders. Our board of directors believes an annual say-on-pay advisory vote will provide the most timely feedback on executive compensation arrangements, plans, programs, and policies as executive compensation disclosures are made annually. We also believe that an annual say-on-pay vote provides the highest level of accountability and direct communication with our stockholders.

Stockholders are not voting to approve or disapprove the board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing any of the following four options with respect to this proposal:

●	One year;
●	Two years;
●	Three years; or
●	Abstain.

Vote Required

The say-on-frequency proposal requires a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Therefore, the frequency option (one year, two years, or three years) that receives the greatest number of votes shall be passed.

The say-on-frequency vote is advisory, and therefore not binding on the Company, our compensation committee or our board of directors. The board will make a determination on the frequency of future say-on-pay votes taking into consideration, among other things, the outcome of this say-on-frequency vote. However, the board may from time to time decide that it is in the best interests of the Company and its stockholders to hold the frequency vote more or less frequently than the non-binding option preferred by our stockholders. In accordance with Section 14A of the Exchange Act, the next say-on-frequency vote will be held before or at our 2031 annual meeting of stockholders.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” ON THE PROPOSAL TO DETERMINE THE FREQUENCY OF SAY-ON-PAY VOTES.

REPORT OF THE AUDIT COMMITTEE

For fiscal 2025, the board of directors appointed an Audit Committee consisting of Brenda I. Morris, the chair of the committee, Eddie Burt, Anne MacDonald and Brad Weston, each of whom is an “independent” director, as defined under the applicable rules and regulations of the SEC and of the NYSE and meets the requirements for financial literacy under the applicable rules of the NYSE. Our board of directors has determined that Brenda I. Morris is an “audit committee financial expert” as defined under the applicable rules of the SEC. In arriving at this determination, the board of directors has examined each Audit Committee member’s scope of experience in financial roles and the nature of their employment.

The purpose of the Audit Committee is to provide oversight of the Company’s accounting and financial reporting processes, the audits of the financial statements of the Company and the Company’s compliance with applicable legal requirements and regulations. The primary responsibilities of the Audit Committee include reviewing and pre-approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management, and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for the Audit Committee, available at http://investor.bootbarn.com that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of NYSE. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP (referred to as “Deloitte”), the Company’s independent registered public accounting firm, the audited financial statements at March 29, 2025 and March 30, 2024 and for each of the years in the three-year period ended March 29, 2025. The Audit Committee discussed with Deloitte the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, and other applicable regulations. This included a discussion of Deloitte’s judgments as to the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee received from Deloitte, written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence. The Audit Committee and Deloitte also discussed Deloitte’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by Deloitte.

The Audit Committee discussed with Deloitte the overall scope and plans for its audit. The Audit Committee meets with Deloitte, with and without management present, to discuss the results of Deloitte’s audits, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting. The Audit Committee held four meetings during fiscal 2025.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 29, 2025 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee to our board of directors.

Brenda I. Morris, Chairperson Eddie Burt Anne MacDonald Brad Weston

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP (referred to as “Deloitte”), an independent registered public accounting firm, to audit the consolidated financial statements of our Company for the fiscal year ending March 28, 2026, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of Deloitte will be present at the Annual Meeting. Such Deloitte representatives will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Aggregate fees billed to our Company for the fiscal years ended March 29, 2025 and March 30, 2024 by Deloitte, our independent registered public accounting firm, are as follows:

	March 29, 2025	March 30, 2024
Audit fees (1)	$975,170	$999,128
Audit-related fees	-	-
Tax fees (2)	456,731	289,209
All other fees (3)	1,895	-
Total	$1,433,796	$1,288,337
(1)	Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements, and (iii) other items related to SEC matters.
(2)	Tax fees consist primarily of tax compliance and consultation services.
(3)	All other fees include subscription fees paid to Deloitte for use of an accounting research tool during the fiscal year ended March 29, 2025.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services provided by Deloitte described above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Vote Required

Ratification of the appointment of Deloitte to audit the consolidated financial statements of our Company for the fiscal year ending March 28, 2026 will require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING MARCH 28, 2026.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, July 1, 2025, by the following:

●	each of our directors and NEOs;
●	all of our directors and executive officers as a group; and

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options, warrants, or similar instruments that are currently exercisable or exercisable within 60 days of the determination date, July 1, 2025, are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 30,578,522 shares of common stock outstanding as of July 1, 2025.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Boot Barn Holdings, Inc., 17100 Laguna Canyon Road, Irvine, California 92618.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers and Directors:
Chris Bruzzo (1)	7,070	*
Eddie Burt (2)	4,538	*
Lisa G. Laube (3)	14,606	*
Anne MacDonald (4)	10,042	*
Brenda I. Morris (5)	8,464	*
Peter Starrett (6)	26,539	*
Brad Weston (7)	14,606	*
John Hazen (8)	6,759	*
James M. Watkins (9)	15,926	*
Laurie Grijalva (10)	51,673	*
Michael A. Love (11)	18,734	*
James G. Conroy (12)	23,670	*
All directors and executive officers as a group (12 persons)	202,627	*

5% Stockholders:
BlackRock, Inc. (13)	4,609,493	15.1%
The Vanguard Group, Inc. (14)	3,324,667	10.9%
FMR LLC (15)	2,856,064	9.3%

*	Less than 1% of the outstanding shares of common stock.
(1)	The indicated shares consist of 5,538 shares owned directly and 1,532 shares owned directly by The Bruzzo Family Trust, dated November 15, 2011.
(2)	The indicated shares consist of 4,538 shares owned directly.
(3)	The indicated shares consist of 14,606 shares owned directly.
(4)	The indicated shares consist of 1,298 shares owned directly, and 8,744 vested shares the receipt of which has been deferred by the director until six months after they cease to be a director.
(5)	The indicated shares consist of 5,844 shares owned directly, and 2,620 vested shares the receipt of which has been deferred by the director until six months after they cease to be a director.
(6)	The indicated shares consist of 16,097 shares owned directly by the Starrett Family Trust, dated April 11, 1999, and 10,442 vested shares the receipt of which has been deferred by the director until six months after they cease to be a director.
(7)	The indicated shares consist of 14,606 shares owned directly.
(8)	The indicated shares consist of 6,759 shares owned directly.
(9)	The indicated shares consist of 15,926 shares owned directly.

(10)	The indicated shares consist of (i) 14,593 shares owned directly and (ii) 37,080 shares subject to outstanding options that are currently exercisable.
(11)	The indicated shares consist of (i) 2,112 shares owned directly and (ii) 16,622 shares subject to outstanding options that are currently exercisable.
(12)	Mr. Conroy resigned from the Company effective November 22, 2024. The amount set forth is based on his last Form 4 filed on November 12, 2024. The indicated shares consist of 23,670 shares owned directly.
(13)	BlackRock, Inc. is the beneficial owner of the indicated shares as of December 31, 2023, according to Amendment No. 2 to the Statement on Schedule 13G filed on January 22, 2024. In such amendment, BlackRock, Inc. reported sole voting power with respect to 4,532,082, shared voting power with respect to 0 shares, sole dispositive power with respect to 4,609,493, and shared dispositive power with respect to 0 shares. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(14)	The Vanguard Group, Inc. is the beneficial owner of the indicated shares as of June 28, 2024, according to Amendment No. 6 to the Statement on Schedule 13G filed on July 10, 2024. In such Amendment, The Vanguard Group, Inc. reported sole voting power with respect to 0 shares, shared voting power with respect to 54,360 shares, sole dispositive power with respect to 3,236,048 shares, and shared dispositive power with respect to 88,619 shares. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(15)	FMR LLC is the beneficial owner of the indicated shares as of March 31, 2025, according to Amendment No. 1 to the Statement on Schedule 13G filed on May 9, 2025. In such Amendment, FMR LLC reported sole voting power with respect to 2,732,888 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 2,856,064 shares, and shared dispositive power with respect to 0 shares. The business address of FMR LLC is 145 Summer Street, Boston, Massachusetts 02210.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

●	the amounts involved were determined to be material; and
●	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and NEOs are described elsewhere in this proxy statement.

The following persons and entities that participated in the transactions listed in this section were “related persons” (as defined below) at the time of the transaction and all such transactions were approved in accordance with our related persons transaction policy (which is described below):

Transactions involving John Grijalva

John Grijalva, the husband of Laurie Grijalva, Chief Merchandising Officer, works as an independent sales representative primarily for Dan Post Boot Company, Outback Trading Company, LTD, and KS Marketing LLC. Mr. Grijalva conducts his business as an independent sales representative through a limited liability company of which he and Ms. Grijalva are members. We purchased merchandise from these suppliers in the aggregate approximate amounts of $38.0 million, $32.8 million, and $45.0 million in fiscal 2025, fiscal 2024, and fiscal 2023, respectively. Mr. Grijalva was paid commissions by the companies he represents amounting to approximately $2.5 million, $2.2 million, and $3.2 million in fiscal 2025, fiscal 2024, and fiscal 2023, respectively, a portion of which were passed on to other sales representatives working for Mr. Grijalva.

Leases and Other Transactions

The Company had capital expenditures with Floor & Decor Holdings, Inc., a specialty retail vendor in the flooring market. These capital expenditures amounted to less than $0.1 million in each of fiscal 2025 and fiscal 2024 and $0.1 million in fiscal 2023, and were recorded as property and equipment, net on the consolidated balance sheets. During these fiscal years, certain members of the Company’s board of directors either served on the board of directors or as an executive officer at Floor & Decor Holdings, Inc.

Indemnification

We have agreed to indemnify each of the stockholders party to the registration rights agreement against certain liabilities in connection with a demand or piggyback registration of shares of common stock, including under the Securities Act, as amended.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Review, Approval, or Ratification of Transactions with Related Persons

Our board of directors adopted a written statement of policy, effective immediately prior to the completion of our initial public offering, for the evaluation of and the approval, disapproval, and monitoring of transactions involving us and “related persons.” For the purposes of the policy, “related persons” will include our executive officers, vice presidents, directors and director nominees or their immediate family members, stockholders owning 5% or more of our outstanding common stock or any entity in which any of the foregoing persons is an employee, general partner, principal or holder of a 5% or more ownership interest.

Our related person transactions policy requires:

●	that any transaction in which a related person has a material direct or indirect interest that we refer to as a “related person transaction,” and any material amendment or modification to a related person transaction, be evaluated and approved by our audit committee or by the disinterested members of the audit committee, as applicable; and

●	that any employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction must be approved by the compensation committee of our board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the audit committee or the disinterested members of the audit committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness;

●	management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings (to the extent it is required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules); and

●	management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transactions policy provides that the audit committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code. In approving or rejecting any related person transaction, the audit committee or the disinterested members of the audit committee, as applicable, is required to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2026 Annual Meeting of Stockholders must be submitted to us no later than March 19, 2026, unless we change the date of our 2026 Annual Meeting more than 30 days before or after August 27, 2026, in which case such proposal must be received a reasonable time before we begin to print and distribute our 2026 proxy materials. All such stockholder proposals must follow the procedures outlined in Rule 14a-8 under the Exchange Act.

In accordance with our amended and restated bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the 2026 Annual Meeting of Stockholders but not submitted for inclusion in the proxy statement for our 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, must be received by us no earlier than April 29, 2026 and no later than May 29, 2026, unless we change the date of our 2026 Annual Meeting more than 30 days before or more than 70 days after August 27, 2026, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All such stockholder proposals must include the specified information described in our amended and restated bylaws.

Proposals and other items of business should be directed to the attention of the Corporate Secretary at our principal executive offices, 17100 Laguna Canyon Road, Irvine, California 92618.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

Dated: July 17, 2025

3. To vote on a non-binding advisory proposal on the frequency of future say-on-pay votes (“say-on-frequency”). 1 YR 2 YRS 3 YRS Abstain 01 - Peter Starrett 04 - John Hazen 07 - Brenda I. Morris 02 - Chris Bruzzo 05 - Lisa G. Laube 08 - Brad Weston 03 - Eddie Burt 06 - Anne MacDonald 1UPX For Withhold For Withhold For Withhold The Sample Company 045UNC 2. To vote on a non-binding advisory resolution to approve the compensation paid to named executive officers for fiscal 2025 (“say-on-pay”). 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Note: This Proxy Card when properly executed will be voted in the manner directed herein. If no direction is made, the named proxies will vote in accordance with the Board of Directors’ recommendations on all matters listed on this Proxy Card, and in accordance with their judgment on such other matters as may properly come before the meeting and any adjournments, continuations, or postponements thereof. 2025 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 4. Ratification of Deloitte & Touche LLP as the independent auditor for the fiscal year ending March 28, 2026. Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed under Proposal 1, FOR Proposal 2, 1 YEAR for Proposal 3, and FOR Proposal 4. A You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/BOOT or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by 5:00 p.m., Central Time, on August 26, 2025. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/BOOT Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BOOT Proxy C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. Comments — Please print your comments below. BOOT BARN HOLDINGS, INC. 17100 Laguna Canyon Road, Irvine, California 92618 Proxy Solicited by Board of Directors for Annual Meeting — August 27, 2025 John Hazen and James M. Watkins, each with full power to act alone and with full power of substitution, are each hereby appointed as a proxy of the undersigned to vote all shares of Boot Barn Holdings, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held in-person at 17100 Laguna Canyon Road, Irvine, California 92618 on Wednesday, August 27, 2025, at 1:00 p.m., Pacific Time, and any adjournment, continuation, or postponement of such Annual Meeting. This proxy is solicited on behalf of the Board of Directors of the Company (the “Board”) and may be revoked prior to its exercise. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board’s recommendations on all matters listed on this proxy, as follows: “FOR” the election of each of the director nominees listed under Proposal 1, “FOR” Proposal 2, “1 YEAR” for Proposal 3, and “FOR” Proposal 4. In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Annual Meeting and any adjournments, continuations, or postponements thereof. All proxies previously given or executed by the undersigned are hereby revoked. (Items to be voted appear on reverse side) Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The proxy materials, including the 2025 Proxy Statement, Fiscal 2025 Annual Report, and Proxy Card, are available at: www.envisionreports.com/BOOT